EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

November 29, 2018

among

AMTRUST FINANCIAL SERVICES, INC.

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent and Issuing Bank

FIFTH THIRD BANK and

KEYBANK NATIONAL ASSOCIATION

as Co-Syndication Agents

and

BANK OF AMERICA, N.A.,

BMO HARRIS BANK N.A.,

REGIONS BANK and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

FIFTH THIRD BANK and

KEYBANK NATIONAL ASSOCIATION

as Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A.,

FIFTH THIRD BANK,

KEYBANK NATIONAL ASSOCIATION,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BMO HARRIS BANK N.A.,

REGIONS CAPITAL MARKETS, a division of Regions Bank, and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.01(a) – Permitted Tax Incentive Financing Transactions

Schedule 2.01A – Commitments

Schedule 2.01B – Letter of Credit Commitments

Schedule 2.05 – Existing Letters of Credit

Schedule 3.06 – Litigation

Schedule 3.15 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Transactions with Affiliates

Schedule 6.09 – Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Reserved

Exhibit C – Form of Increasing Lender Supplement

Exhibit D – Form of Augmenting Lender Supplement

Exhibit E-1 – List of Closing Documents

Exhibit E-2 – Form of Solvency Certificate

Exhibit F-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)

Exhibit F-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)

Exhibit F-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)

Exhibit F-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)

Exhibit G-1 – Form of Borrowing Request

Exhibit G-2 – Form of Interest Election Request

Exhibit H-1 – Form of Term Note

Exhibit H-2 – Form of Revolving Note

Exhibit I – Form of Beneficial Ownership Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of November 29, 2018 among AMTRUST FINANCIAL SERVICES, INC., the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank, FIFTH THIRD BANK and KEYBANK NATIONAL ASSOCIATION, as Co-Syndication Agents and BANK OF AMERICA, N.A., BMO HARRIS BANK N.A., REGIONS BANK and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACP Re Loan” means the loan made by the Borrower to ACP Re Ltd. (“ACP Re”) in the original principal amount of $125,000,000, pursuant to a Credit Agreement (as it may be amended or otherwise modified from time to time), between the Borrower and ACP Re.

“Additional Extension Lender” has the meaning assigned to such term in Section 2.21(d).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that under no circumstances shall Specified Fee Business Holdco or any of its subsidiaries be deemed to be an “Affiliate” of the Borrower or any of its Subsidiaries. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries.

“Agreed Currencies” with respect to any Letter of Credit, means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars and (v) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable determination and (z) that is agreed to by the Issuing Bank providing such Letter of Credit and the Administrative Agent.

“AII” means AmTrust International Insurance Ltd., a company organized under the laws of Bermuda.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (or if the LIBO Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“A.M. Best Company” means A.M. Best Company, Inc., and any successor thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (a) the insurance department or similar Governmental Authority located in the state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, Revolving Commitments, Letters of Credit, LC Disbursements or LC Exposure, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the total Revolving Commitments of all Revolving Lenders (or if the Revolving Commitments have terminated or expired, such Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur after such termination or expiration); provided that in the case of Section 2.20, if a Defaulting Lender shall exist at any time of determination, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation of such Applicable Percentage, and (b) with respect to the Term Loans or Term Loan Commitments, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the total outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio applicable on such date:

Consolidated Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate

Category 1:	< 0.20 to 1.00	1.500%	0.500%	0.225%
Category 2:	> 0.20 to 1.00 but < 0.30 to 1.00	1.750%	0.750%	0.250%
Category 3:	> 0.30 to 1.00	2.000%	1.000%	0.275%

For purposes of the foregoing,

(i)      if at any time the Borrower fails to deliver Financials on or before the date such Financials are due pursuant to Section 5.01, Category 3 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery thereof and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)      adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)      notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the first Fiscal Quarter ending after the Effective Date (unless such Financials demonstrate that Category 3 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.02(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., Fifth Third Bank, KeyBank National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), BMO Harris Bank N.A., Regions Capital Markets, a division of Regions Bank, and U.S. Bank National Association, each in its capacity as a joint bookrunner and/or a joint lead arranger hereunder, as applicable.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.19.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification in the form of Exhibit I or such other form regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means AmTrust Financial Services, Inc., a Delaware corporation.

“Borrowing” means a borrowing or extension of credit in the form of (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit G-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” means, at the time of any determination, the amount of the liability of any Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof) that would, at such time, be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP; provided that obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing on the Effective Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of any such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) would not have been required to be characterized as capital lease obligations on the Effective Date had they existed at that time, in each case of clauses (a) and (b), shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Change in Control” shall be deemed to have occurred if:

(a)      prior to a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Borrower; or

(b) at any time after a Qualifying IPO, (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a greater percentage of the Voting Stock of the Borrower than the greater of (x) that percentage (measured on a fully diluted basis) so beneficially owned by one or more Permitted Holders and (y) 40% of the Voting Stock of the Borrower (so beneficially owned by all Persons) or (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by (x) a vote of a majority of the members of the Board of Directors of the Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by Parent, so long as Parent is Controlled by Permitted Holders and Parent Controls the Borrower or (y) Parent, so long as Parent is Controlled by Permitted Holders and Parent Controls the Borrower) cease for any reason to constitute a majority (excluding any vacant seats) of the Board of Directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender hereunder), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any

Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, or any other separate class of loans made pursuant to the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” means each of Bank of America, N.A., BMO Harris Bank N.A., Regions Bank and U.S. Bank National Association in its capacity as a co-documentation agent for the credit facilities evidenced by this Agreement.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.02, including through an Approved Electronic Platform.

“Computation Date” is defined in Section 2.04.

“Confirmation Date” is defined in Section 2.21(e).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Consolidated Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Total Debt (excluding the aggregate principal amount of the Junior Subordinated Debentures; provided that the amount so excluded shall not exceed 15% of Consolidated Net Worth (calculated as of the most recently ended Fiscal Quarter for which Financials have been delivered) to (b) Consolidated Total Capitalization.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income attributable to stockholders of the Borrower for such period as such amount would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries; provided that the aggregate outstanding amount of trust preferred securities of the Borrower and its Subsidiaries shall only be included in Consolidated Net Worth to the extent such amount would be included in a determination of the consolidated net worth of the Borrower and its Subsidiaries under the applicable procedures and guidelines of SAP as of the Effective Date. In addition to the foregoing, the aggregate amount excluded pursuant to clause (a) of the definition of Consolidated Leverage Ratio shall be deemed to be stockholders’ equity for purposes of the calculation of Consolidated Net Worth.

“Consolidated Total Assets” means, as of any date of determination, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (i) the principal amount of all outstanding Consolidated Total Debt and (ii) Consolidated Net Worth as of such date.

“Consolidated Total Debt” means, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date, plus, without duplication, all Indebtedness of the Borrower in respect of the Junior Subordinated Debentures, in each case outstanding as of such date, less the sum of the following: (i) the Maiden Debt; (ii) the aggregate principal amount outstanding in respect of the obligations of the Borrower and the Subsidiaries to repurchase securities pursuant to Repurchase Agreements; (iii) the aggregate amount of the Repurchase Liability; (iv) the aggregate amount of Indebtedness outstanding in reliance on Sections 6.01(e), (w) and (z), and (v) the aggregate amount of Guarantees (other than Specified Excess Unsecured Debt) otherwise included in such Indebtedness. Notwithstanding the foregoing, Indebtedness in respect of letters of credit (other than Specified Excess Unsecured Debt) shall not be included in the determination of Consolidated Total Debt to the extent that any such letter of credit is undrawn or is cash collateralized as of the date of determination. In addition, but without duplication of the foregoing, Consolidated Total Debt shall include Permitted Non-Recourse Secured Debt (and if applicable, Non-Recourse Secured Debt Guarantees) solely to the extent the obligations in respect thereof are, or should be, reflected as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP as of the date of determination. As used herein, “Specified Excess Unsecured Debt” means at any time, the amount, if any, by which Indebtedness constituting Guarantees by the Borrower in respect of obligations of any Subsidiary as an account party in respect of letters of credit incurred in reliance on Section 6.01(r) exceeds $250,000,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, Controls or is Controlled by or is under common Control with, such Person and (b) is organized by such Person as an investment vehicle.

“Controlled Charitable Foundations” means, with respect to any individual, charitable foundations that are controlled by such individual.

“Controlled Entities” means, with respect to any Family Trust, the corporations, limited liability companies, trusts, partnerships or other similar entities that are assets of such Family Trust and are controlled by such Family Trust.

“Convertible 2021 Notes” means the Borrower’s 5.50% Convertible Senior Notes due 2021 issued under the Convertible 2021 Notes Indenture.

“Convertible 2021 Notes Indenture” means the Indenture, dated as of December 21, 2011, as supplemented by the supplemental indentures establishing the terms of the Convertible 2021 Notes, as amended and supplemented from time to time.

“Convertible 2044 Notes” means the Borrower’s 2.75% Convertible Senior Notes due 2044, issued under the Convertible 2044 Notes Indenture.

“Convertible 2044 Notes Indenture” means the Indenture, dated as of December 21, 2011, as supplemented by the supplemental indenture establishing the terms of the Convertible 2044 Notes, as amended and supplemented from time to time.

“Convertible Note Repurchase” means, the repurchase by the Borrower of the outstanding principal amount of, and payment of any other amounts payable under, or any other prepayment, repayment or defeasance of, or with respect to, the Convertible Notes, including in connection with any conversion thereof.

“Convertible Notes” means, collectively, the Convertible 2021 Notes and the Convertible 2044 Notes.

“Co-Syndication Agent” means each of Fifth Third Bank and KeyBank National Association in its capacity as a co-syndication agent for the credit facilities evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate outstanding principal amount of such Lender’s Term Loans at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Customary Recourse Exceptions” means, with respect to any Permitted Non-Recourse Secured Debt, exclusions from the exculpation provisions with respect to such Permitted Non-Recourse Secured Debt for fraud, misapplication of funds, waste, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness” covenants, voluntary bankruptcy, collusive involuntary bankruptcy and other exceptions to non-recourse liability that are either customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate or approved by the Administrative Agent.

“Debenture Indentures” means the indentures governing Junior Subordinated Debentures, including the Existing Debentures.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disposition” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including notes and accounts receivable and the Equity Interests of the Borrower’s Subsidiaries.

“Disqualified Stock” means with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition (in each case, except as a result of a Change in Control, Disposition or casualty or condemnation event, so long as any rights of the holders thereof upon the occurrence of a Change in Control, Disposition or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Stock and cash in lieu of fractional shares of such Equity Interests) in whole or in part or (iii) is or becomes convertible or exchangeable for Indebtedness or any Equity Interest that would constitute Disqualified Stock, in whole or in part, in the case of each of the foregoing clauses (i) through (iii), on or prior to the date that is 91 days after the latest Maturity Date applicable to any Class of Loans (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing, any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Amount” of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate after consultation with the Borrower) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate after consultation with the Borrower.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means November 29, 2018.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Investments” means (a) Permitted Investments, (b) investments in debt and/or equity securities, (c) investments in loan portfolios, (d) investments in derivatives and other financial instruments and (e) Repurchase Agreements.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any payment made by the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)      income or franchise Taxes imposed on (or measured by) net income, in each case, (i) imposed by the United States of America or any state or political subdivision thereof, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Recipient, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.16(a), (d) Taxes that are attributable to such

Recipient’s failure to comply with Section 2.16(f) and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Facility” means the credit facility evidenced by that certain Credit Agreement, dated as of September 12, 2014, by and between the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Debentures” means, collectively, the following: (a) the fixed/floating rate junior subordinated deferrable interest debentures due 2037 of the Borrower in the original aggregate principal amount of $40.0 million; (b) the fixed/floating rate junior subordinated deferrable interest debentures due 2036 of the Borrower in the original aggregate principal amount of $30.0 million; (c) the fixed/floating rate junior subordinated deferrable interest debentures due March 2035 of the Borrower in the original aggregate principal amount of $25.0 million; (d) the fixed/floating rate junior subordinated deferrable interest debentures due June 2035 of the Borrower in the original aggregate principal amount of $25.0 million; (e) the fixed/floating rate junior subordinated deferrable interest debentures due September 2033 of RCI in the aggregate principal amount of $10,000,000; (f) the fixed/floating rate junior subordinated deferrable interest debentures due October 2033 of RCI in the aggregate principal amount of $20,000,000; (g) the fixed/floating rate junior subordinated deferrable interest debentures due December 2036 of RCI in the aggregate principal amount of $20,000,000; (h) the fixed/floating rate junior subordinated deferrable interest debentures due June 2037 of RCI in the aggregate principal amount of $25,000,000; and (i) the fixed/floating rate junior subordinated deferrable interest debentures due September 2037 of RCI in the aggregate principal amount of $15,000,000; in each case with respect to the foregoing, issued to TOPS Trusts pursuant to the applicable Existing Indenture, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 6.13.

“Existing Extension Lender” has the meaning assigned to such term in Section 2.21(b).

“Existing Guarantees” means, collectively, the following: (a) the Guarantee Agreement, dated as of March 17, 2005, by and between the Borrower, as guarantor, and Wilmington Trust Company, and issued in connection with the Structured Securities issued on or about March 17, 2005; (b) the Guarantee Agreement, dated as of June 15, 2005, by and between the Borrower, as guarantor, and Wilmington Trust Company, and issued in connection with the Structured Securities issued on or about June 15, 2005; (c) the Guarantee Agreement, dated July 25, 2006, by and between the Borrower, as guarantor, and Wilmington Trust Company, and issued in connection with the Structured Securities issued on or about July 25, 2006; and (d) the Guarantee Agreement, dated as of March 22, 2007, by and between the Borrower, as guarantor, and Wilmington Trust Company, and issued in connection with the Structured Securities issued on or about March 22, 2007; in each case pursuant to which the Borrower agreed to guarantee the payment of distributions and payments on liquidation or redemption of the trust preferred securities issued in connection therewith, but only in each case to the extent of funds held by the trust that issued such trust preferred securities (such obligations of the Borrower under such guarantee agreements are subordinate to all of the Borrower’s senior and subordinated debt).

“Existing Indentures” means the indentures governing the Existing Debentures, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 6.13.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.05(a).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Existing Structured Securities” means, collectively, (a) each of the Existing Debentures, (b) the common securities issued by the applicable TOPS Trust to the Borrower in connection with such Existing Debentures, (c) the trust preferred securities issued by the applicable TOPS Trust in connection with such Existing Debentures having substantially similar terms as such Existing Debentures and (d) the Existing Guarantees and any other guarantee agreement executed and delivered by the Borrower with respect to such issued trust preferred securities, all of the foregoing as described in either (x) the Borrower’s Form 8-K filed by the Borrower with the SEC on March 22, 2007, or (y) Amendment No. 5 to the Borrower’s Form S-1 filed by the Borrower with the SEC on November 8, 2006, as the case may be, and all of the foregoing in clauses (a), (b), (c) and (d) above as may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 6.13.

“Extended Letter of Credit” has the meaning assigned to such term in Section 2.05(c).

“Extended Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Extending Lender” has the meaning assigned to such term in Section 2.21(d).

“Extension Date” has the meaning assigned to such term in Section 2.21(a).

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual or a Family Member of such individual serves as trustee or in a similar capacity and has sole control (or joint control with another Family Member).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer or controller of such Person.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b); provided, that prior to the delivery of the first such financial statements following the Effective Date, any reference to Financials (including Financials which have been delivered) shall mean the quarterly financial statements for the most recent Fiscal Quarter prior to the Effective Date that are referenced in Section 3.04(a).

“Fiscal Quarter” means the fiscal quarter of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is organized under the laws of any jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles in the United States of America; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 6.14, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Insurance Products. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof (other than any amount or portion of such primary obligation that is collateralized by cash or Permitted Investments), in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates,

asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Statutory Statements” has the meaning assigned to such term in Section 3.04(b).

“Immaterial Subsidiary” means, at any time of determination, any Subsidiary if and for so long as such Subsidiary, does not have, as of the last day of the most recent Fiscal Quarter for which Financials have been delivered as reasonably determined by the Borrower, (a) total assets exceeding 2.5% of the Consolidated Total Assets and (b) together with all other Subsidiaries so determined by Borrower to be “Immaterial Subsidiaries”, total assets at such time exceeding 5.0% of the Consolidated Total Assets, in each of (a) and (b) on a consolidated basis; provided that the Borrower may designate any Subsidiary previously determined to be an “Immaterial Subsidiary” as a Material Subsidiary in order to cause the above required terms to be satisfied as of any time of determination.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.19.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all obligations of others of the kinds referred to in clauses (a) through (e), (g), (h), (i) and (j) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations and synthetic lease obligations of such Person; (h) all obligations, contingent or otherwise, of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (i) the redemption price of all Disqualified Stock (but not accrued dividends on any such Disqualified Stock); and (j) all Guarantees (other than Non-Recourse Secured Debt Guarantees) by such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include obligations under or with respect to the Merger Agreement or any of the following: (i) any obligation to make any payment, hold any funds or securities or segregate any funds or securities to or for the benefit of one or more third parties pursuant to any surety or fidelity bond, any Insurance Product, any distribution agreement or any program administrator agreement, managing general agency agreement, third party administrator agreement, claims services agreement or similar insurance services agreement, or any annuity contract, variable annuity contract or other similar agreement or instrument, in each case arising in the ordinary course of business or (ii) any portion of any indebtedness or other obligation, including any Surplus Note, that S&P’s guidelines exclude from financial leverage or treat as a hybrid capital instrument, in each case, in accordance with S&P’s guidelines in effect as of the date hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Insurance Business” means one or more aspects of the business of issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.

“Insurance Licenses” has the meaning assigned to such term in Section 3.16.

“Insurance Model Act” means the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC, as amended from time to time.

“Insurance Products” means any product provided by an insurer or service contract provider in its insurance or warranty business whereby such insurer or service contract provider undertakes to pay or indemnify another as to loss from certain specified contingencies or perils called “risks” or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies or to act as a surety, including reinsurance agreements, renewal rights, reinsurance treaties, title insurance, reinsurance pools, property and casualty insurance products, accident and health insurance products, life insurance products, surety bonds, specialty risk insurance programs, warranty programs, insurance loss portfolio transfers and any other insurance or reinsurance product related to the acceptance of risk or commitment to pay or indemnify another for specific types of losses.

“Intercompany Reinsurance Pooling Agreement” means that certain Reinsurance Pooling Agreement, effective as of October 1, 2017, between Technology Insurance Company, Inc. and the insurers party thereto, as may be amended, restated, supplemented, or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07 in the form attached hereto as Exhibit G-2.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such ABR Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date applicable to such Eurodollar Loan.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (x) one week thereafter or (y) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if acceptable to all Lenders, twelve months thereafter), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) if any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period), such Interest Period shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Policy” means the investment policy of the Borrower or a Subsidiary, as applicable, as in effect from time to time.

“Investments” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender acceptable to the Borrower that agrees to act as an issuer of Letters of Credit hereunder, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate so long as such Affiliate expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires (it being understood and agreed that any provision herein that requires the consent of the “Issuing Bank” in connection with any specified Letter of Credit, shall only require the consent or approval of, or notice to, the Issuing Bank that issued, will issue or otherwise is or will be the issuer of such Letter of Credit).

“Junior Subordinated Debentures” means, collectively, the following: (a) the Existing Debentures; and (b) any other subordinated debentures which (i) by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable at the option of the holder thereof), or upon the happening of any event mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the sole option of the holder thereof on or after the Maturity Date, (ii) are issued pursuant to Debenture Indentures, (iii) are issued to a TOPS Trust which issues to investors, simultaneously with the issues of such debentures, trust preferred securities having substantially similar terms as such debentures, (iv) mature after, and do not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 367 days after the Maturity Date and (v) are reasonably acceptable to the Administrative Agent, in each case with respect to foregoing in clause (b) above, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 6.13(b).

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means $200,000,000, as such amount may be increased from time to time if requested by the Borrower and approved by any Issuing Bank that agrees to increase its Letter of Credit Commitment, including in connection with an increase in the Commitments pursuant to Section 2.19, so long as, after giving effect thereto, the aggregate amount of such increases does not cause the LC Sublimit to exceed the aggregate Revolving Commitments of all Revolving Lenders.

“Lender Extension Notice Date” has the meaning assigned to such term in Section 2.21(b).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” shall include each Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Letter of Credit Document” has the meaning assigned to such term in Section 2.05(b).

“LIBO Rate” means, for any day and time, with respect to any Eurodollar Borrowing (or for any determination of the Adjusted LIBO Rate pursuant to clause (c) of the definition of “Alternate Base Rate”) for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on either of such pages or on another Reuters screen, on any successor or substitute page on such screen, or any successor or substitute screen, that in each case displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.13.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.09(e) of this Agreement, any Letter of Credit Document and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Maiden Debt” means all Indebtedness and other obligations and liabilities of AII to Maiden Insurance under a loan agreement between the Borrower and Maiden Insurance, pursuant to which Maiden Insurance lends funds to AII from time to time for the amount of the obligations of the Borrower’s U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”) that AII is obligated to secure, not to exceed an amount equal to Maiden Insurance’s proportionate share of such obligations to such AmTrust Ceding Insurers in accordance with certain quota share reinsurance agreements, all of the foregoing as described in the Borrower’s Form 10-K filed by the Borrower with the SEC on March 16, 2018, as such loan agreement and any other documents entered into in connection therewith may be amended from time to time.

“Maiden Insurance” means Maiden Reinsurance Ltd., a company organized under the laws of Bermuda and a wholly-owned subsidiary of Maiden Holdings, Inc., a Bermuda insurance holding company.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder; provided that the downgrade by A.M. Best Company in the financial strength rating of the Borrower and its Subsidiaries from “A” to an “A-” on or about July 3, 2018 (and any substantially concurrent downgrade of the Long-Term Issue Credit Ratings, Indicative Long-Term Issue Credit Ratings or any other rating of the Borrower or any of its Subsidiaries by A.M. Best Company) is not a “Material Adverse Effect”.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries that is owed to any Person other than the Borrower or any Subsidiary, in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the case may be.

“Merger” means the merger transaction contemplated by the Merger Agreement, pursuant to which Evergreen Merger Sub, Inc., a Delaware corporation, will be merged with and into the Borrower, with the Borrower as the surviving corporation.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 1, 2018, by and among Parent, Evergreen Merger Sub, Inc., and the Borrower, as amended by that certain amendment dated as of June 6, 2018 and as may be further amended, restated, supplemented, or otherwise modified from time to time.

“MICL” means Motors Insurance Company Limited, a company organized under the laws of England and Wales.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Worth” means, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding all accumulated other comprehensive income (or loss) as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.21.

“Non-Recourse Secured Debt Guarantees” means Guarantees in respect of Permitted Non-Recourse Secured Debt, where liability of the guarantor is limited to Customary Recourse Exceptions.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (a) all obligations of the Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related LC Disbursement, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means Evergreen Parent, L.P., a Delaware limited partnership.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any of its Subsidiaries of (a) all or substantially all of the property of any Person, or of any business, book of business, business unit or division of any Person or (b) Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary, if each of the following conditions is met:

(i)       in the case of the acquisition of Equity Interests of such Person, upon the consummation thereof, such acquired Person or any Person formed in connection with such acquisition shall be a Subsidiary of the Borrower;

(ii)       in the case of the acquisition of all or substantially all of the property of or of any business, business unit or division of any Person, in each case, upon the consummation thereof, such property, business, business unit or division shall be wholly-owned directly by the Borrower or one or more Subsidiaries;

(iii)       no Event of Default then exists or would result therefrom;

(iv)       after giving effect to such acquisition on a Pro Forma Basis, the Borrower shall be in compliance with Section 6.14(a) and Section 6.14(b);

(v)       the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.10 and the property to be acquired is to be used in a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.10;

(vi)       the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vii)       transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(viii)      in connection with a transaction involving consideration in excess of $400,000,000, the Borrower shall have provided the Administrative Agent with financial statements of the Person or business to be acquired and all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent; and

(ix)      at least five (5) Business Days prior to the proposed date of consummation of the transaction involving consideration (excluding any portion thereof that is contingent in nature) in excess of $75,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Call Spread Swap Agreements” means one or more Swap Agreements pursuant to which the Borrower (a) acquires a call option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option, and/or (b) issues to the counterparty thereto warrants to acquire common stock of the Borrower, in each case entered into by the Borrower concurrently with the issuance of Permitted Convertible Notes; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are typical and customary for Swap Agreements of such type (as determined by the Board of Directors of the Borrower in good faith) and (ii) in the case of clause (b) above, each such Swap Agreement, at the time of execution, would be classified as an equity instrument in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or any successor thereto (including pursuant to the Accounting Standards Codification), and the settlement of such Swap Agreement does not require the Borrower to make any payment in cash or cash equivalents that would disqualify such Swap Agreement from so being classified as an equity instrument.

“Permitted Convertible Notes” means any unsecured notes issued by the Borrower that are convertible into common stock of the Borrower, cash or any combination thereof; provided that the Indebtedness thereunder satisfies the following requirements: (i) both immediately prior to and after giving effect (including on a Pro Forma Basis) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 367 days after the Maturity Date (it being understood that the settlement of any early conversion or required repurchase following a Fundamental Change (as defined in such notes) (i.e. prior to the stated maturity date of the Indebtedness) of any Permitted Convertible Notes in accordance with the terms thereof shall not be considered a maturity, scheduled amortization or other scheduled payment of principal prior to the date that is 367 days after the Maturity Date), (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower and (iv) the aggregate principal amount of Indebtedness permitted to be issued or incurred under this definition at any time outstanding shall not exceed $200,000,000.

“Permitted Encumbrances” means:

(a)      Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)      pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)      Liens given in lieu of surety, stay or appeal bonds or deposits required by law or any governmental regulations, court order or judgment as a condition to the transaction of business or the exercise of any right, privilege or license;

(e)      Liens securing judgments not constituting an Event of Default under Section 7.01(k);

(f)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)      Liens granted in the ordinary course of business and consistent with past practices on invested assets pursuant to trust, withheld balances or other security arrangements in connection with (i) reinsurance policies entered into in the ordinary course of business or (ii) regulatory requirements;

(h)      Liens granted or arising in the ordinary course of business under or in connection with Insurance Products; and

(i)      Liens created by the Borrower or any Subsidiary in the ordinary course of business over deposits or investments pursuant to statutory or regulatory requirements of any Applicable Insurance Regulatory Authority as a condition to obtaining or maintaining any licenses issued by it or to satisfy regulatory capital or other financial responsibility requirements.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means, collectively, (a) George Karfunkel and his Permitted Related Persons, (b) Leah Karfunkel and her Permitted Related Persons, (c) Barry D. Zyskind and his Permitted Related Persons and (d) the Sponsor Group.

“Permitted Investments” means:

(a)      direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America), Fannie Mae or Freddie Mac, in each case maturing within one year from the date of acquisition thereof;

(b)      investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)      investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)      fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)      money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)      in the case of Subsidiaries doing business outside of the United States, investments that are substantially similar, and of comparable credit quality, to those set forth in clauses (a) through (f) above.

“Permitted Non-Recourse Secured Debt” means secured Indebtedness of the Borrower or any Subsidiary incurred in order to purchase, lease or develop real property or to finance the construction or improvement of real property or to purchase furniture, fixtures or other equipment for real property (or any other related Indebtedness of the Borrower or any Subsidiary and any refinancing thereof) so long as (i) the payment of such Indebtedness is non-recourse to the Borrower or any Subsidiary or any such Person’s assets (except for Customary Recourse Exceptions and other than as provided in clause (v) below), either as a result of the structure of, or a contractual provision applicable to, such Indebtedness, (ii) the principal amount of Indebtedness related to such real property and related assets does not exceed the cost of purchasing, leasing, developing, constructing or improving such real property and/or related assets, (iii) the aggregate outstanding principal amount of all Permitted Non-Recourse Secured Debt shall not at any time exceed an amount equal to 7.5% of the total cash and Eligible Investments maintained by the Borrower and its Subsidiaries at such time, (iv) neither the Borrower nor any Subsidiary shall have guaranteed such Indebtedness (other than with respect to Non-Recourse Secured Debt Guarantees) or shall otherwise be obligated in respect thereof (other than to the extent of any security therefor permitted by the following clause (v)) and (v) any Liens securing such Indebtedness shall (A) be limited to (1) such real property and/or related assets purchased, leased, developed, constructed or improved by the Borrower or such Subsidiary (and any income generated from such real property and/or related assets and proceeds thereof) or (2) the Equity Interests of the Subsidiary purchasing, leasing, developing, constructing or improving such real property and/or related assets, so long as such real property and/or related assets are the sole assets of such Subsidiary and (B) not apply to any other property or assets of the Borrower or any Subsidiary.

“Permitted Qualifying Subordinated Indebtedness” means (a) unsecured Indebtedness of the Borrower; provided that (i) both immediately prior to and after giving effect (including on a Pro Forma Basis) thereto, (x) no Default or Event of Default shall exist or result therefrom and (y) the Borrower shall be in compliance with all of the covenants set forth in Section 6.14, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 367 days after the Maturity Date, (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than in compliance with clause (b) below and (iv) such Indebtedness shall be expressly subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (b) guarantees by any Subsidiary of the Indebtedness described in clause (a), provided such guarantees are expressly subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (for purposes of this definition, each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then aggregate outstanding principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, undrawn commitments with respect thereto, any make-whole payments, fees, or premium applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of Capital Lease Obligations and Indebtedness secured by purchase money security interests, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced (or was a guarantor thereof) and each of the other Persons that are (or are required to be) obligors under such refinancing are the same Persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations or is secured by a lien on the Collateral the priority of which is contractually subordinated to the Liens on the Collateral securing the Obligations, such refinancing shall contain subordination provisions which are the same as those in effect prior to such refinancing or are no less favorable, taken as a whole, to the Lenders than those contained in the Indebtedness being so refinanced or are otherwise acceptable to the Administrative Agent or (ii) otherwise secured by a junior permitted lien on the Collateral, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral, and (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than (x) collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing) and (y) to the extent otherwise permitted by Section 6.02.

“Permitted Related Persons” means, with respect to any individual, (a) the Family Members of such individual, (b) the Family Trusts of such individual and the Controlled Entities of such Family Trusts and (c) the Controlled Charitable Foundations of such individual.

“Permitted Tax Incentive Financing Transactions” means the transactions described on Schedule 1.01(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the

Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio on a pro forma basis in accordance with Section 1.04(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any such assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such assets by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock, or that are otherwise in a form reasonably acceptable to the Administrative Agent.

“Qualifying IPO” means the issuance by the Borrower or Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (and the rules and regulations of the SEC promulgated thereunder), whether alone or in connection with a secondary public offering, if following such issuance, not less than 15% of the Equity Interests of the Borrower or Parent are listed on a national securities exchange in the U.S. and held by Persons (other than Permitted Holders) who are not Affiliates of the Borrower.

“RCI” means Republic Companies, Inc., a Delaware corporation.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, including any Issuing Bank.

“Reclassified Lease” has the meaning assigned to such term in Section 1.04.

“Refinancing” means, with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (for purposes of this definition, each, a “refinancing”, with “refinanced” having a correlative meaning); provided that the aggregate principal amount (or accreted value, if applicable) does not exceed the then aggregate outstanding principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, undrawn commitments with respect thereto, any make-whole payments, fees, or premium applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulated Insurance Company” means any Subsidiary of the Borrower that is an authorized or admitted insurance carrier that transacts Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Repurchase Agreement” means a repurchase agreement entered into by the Borrower or a Subsidiary from time to time pursuant to which the Borrower or such Subsidiary, as the case may be, shall have sold securities to a third party and has agreed to repurchase such security at a specified time in the future; provided, that such repurchase agreement shall have been entered into by the Borrower or such Subsidiary, as the case may be, solely in connection with its investment portfolio and in accordance with its Investment Policy.

“Repurchase Liability” means, at any date of determination, the liability of the Borrower or a Subsidiary to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).

“Repurchase Transaction” means a repurchase transaction in which the Borrower or a Subsidiary borrows a security and delivers it to a purchaser and at a later date, and the Borrower or such Subsidiary, as the case may be, purchases the identical security in the market to replace the borrowed security; provided, that such transaction shall have been entered into by the Borrower or such Subsidiary, as the case may be, solely in connection with its investment portfolio and in accordance with its Investment Policy.

“Required Lenders” means, subject to Section 2.20(b), at any time, Term Lenders and Revolving Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest or other equity interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest or other equity interest, or on account of any return of capital to any of such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such Equity Interest or other equity interests.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.08,

(b) increased or extended from time to time pursuant to Section 2.19 or Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption, Augmenting Lender Supplement or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have initially assumed its Revolving Commitment pursuant to the terms hereof, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $400,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Credit Maturity Date” means November 29, 2023, subject to extension (in the case of each Revolving Lender consenting thereto) as provided in Section 2.21.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“SAP” means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Section 6.14, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04.

“SEC” means the United States Securities and Exchange Commission.

“Specified Equity Contribution” has the meaning assigned to such term in Section 7.02.

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h), or (i).

“Specified Fee Business Ancillary Agreement” means each “Ancillary Agreement” as defined in the Specified Fee Business Investment Agreement.

“Specified Fee Business Closing” means the occurrence of the “Closing” as defined in the Specified Fee Business Investment Agreement.

“Specified Fee Business Holdco” means Mayfield Holdings LLC, a Delaware limited liability company.

“Specified Fee Business Investment Agreement” means that certain Contribution and Stock Purchase Agreement, dated as of November 3, 2017, by and among the Borrower, Mayfield Holdings LLC and Feeco Holdings LP (an affiliate of Madison Dearborn Partners, LLC) (as amended, supplemented or otherwise modified from time to time).

“Specified Fee Business Transactions” means the reorganization, debt incurrence and sale transactions, and all other transactions effected or to be effected by the Borrower and certain of its Subsidiaries, substantially in accordance with the terms set forth in the Specified Fee Business Investment Agreement and the Specified Fee Business Ancillary Agreements.

“Specified Financial Covenants” has the meaning assigned to such term in Section 7.02.

“Specified Merger Representations” means the representations made by or on behalf of the Borrower, its Subsidiaries and their respective businesses in the Merger Agreement, the inaccuracy of which would give Parent the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement or to decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement.

“Specified Representations” means the representations and warranties made by the Borrower in Sections 3.01, 3.02 (to the extent relating to the Borrower entering into and performing its obligations under the Loan Documents and the enforceability of the Loan Documents), 3.03(b) (to the extent relating to the Borrower entering into and performing its obligations under the Loan Documents), 3.08, 3.12, 3.18 and 3.19.

“Sponsor” means Stone Point Capital LLC.

“Sponsor Group” means (i) Sponsor and its Control Investment Affiliates, (ii) Madison Dearborn Partners, LLC and its Control Investment Affiliates and (iii) Enstar Group Ltd. and its Wholly Owned Subsidiaries (in each case, other than any operating portfolio company).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The

Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year of such Regulated Insurance Company, the annual financial statements of such Regulated Insurance Company as required to be filed with the Applicable Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Strategic Investment” means (i) Investments by the Borrower or any Subsidiary in 50% or less of the Equity Interests of a Person and (ii) loans or advances by the Borrower or any Subsidiary to a Person, in the case of each of (i) and (ii), that is engaged in a business of the type in which the Borrower and its Subsidiaries are permitted to engage under Section 6.10.

“Structured Securities” means, collectively, the following: (a) the Existing Structured Securities; and (b) (i) any other Junior Subordinated Debentures, (ii) the common securities issued by TOPS Trusts to the Borrower in connection with such other Junior Subordinated Debentures, (iii) the trust preferred securities issued by TOPS Trusts in connection with such other Junior Subordinated Debentures and having substantially similar terms as such Junior Subordinated Debentures and (iv) any guarantee executed and delivered by the Borrower with respect to such trust preferred securities, in each case with respect to the foregoing in clause (b) above, all reasonably acceptable to the Administrative Agent and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 6.13(b).

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that under no circumstances shall Specified Fee Business Holdco or any of its subsidiaries be deemed to be a “subsidiary” of the Borrower or any of its Subsidiaries.

“Subsidiary” means any subsidiary of the Borrower.

“Substantial Portion” means, with respect to the assets of the Borrower and its Subsidiaries, assets which represent more than 10% of the Consolidated Total Assets as of December 31, 2017.

“Surplus Note” means a debt security of a Regulated Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note” or “surplus debenture” or by another similar term, the principal amount of which may be recorded as an addition to the statutory capital and surplus of such Regulated Insurance Subsidiary.

“Swap Agreement” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Swap Obligations” means obligations under or with respect to Swap Agreements.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01A, or in the Assignment and Assumption, Augmenting Lender Supplement or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its initial Term Loan Commitment pursuant to the terms hereof, as applicable, as increased from time to time pursuant to Section 2.19 or Section 2.21 and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $350,000,000 on the Effective Date. After advancing any Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Maturity Date” means November 29, 2023, subject to extension (in the case of each Term Lender consenting thereto) as provided in Section 2.21.

“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01(b) and any other Class of Term Loans issued pursuant to Section 2.19 or Section 2.21.

“Threshold Amount” means $80,000,000.

“TIC” means Technology Insurance Company, Inc., a Delaware corporation.

“TOPS Trust” means a trust sponsored by the Borrower or acquired, directly or indirectly, by the Borrower or one of its Subsidiaries, in each case created for the sole purpose of issuing such trust’s trust preferred and common securities in connection with the issuance of Junior Subordinated Debentures and which is not part of the Borrower’s consolidated group of entities in accordance with GAAP.

“Total Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Revolving Lenders’ Revolving Loans and their LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Regulated Insurance Company” means a Regulated Insurance Company organized under the laws of a jurisdiction within the United States.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(i)(D)(2).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing” or a “Eurodollar Term Loan Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation (other than FATCA) shall be construed as referring thereto, as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP; SAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. In addition, notwithstanding any other provision contained herein but subject to the definition of “Capital Lease Obligation”, in the event of an accounting change (whether or not such change is, as of the Effective Date, already scheduled to occur after the Effective Date) that requires any lease that is not or would not constitute a capital lease in conformity with GAAP or SAP on the Effective Date (assuming for purposes hereof that such lease was in existence on the Effective Date) to be considered a capital lease in conformity with GAAP or SAP (each, a “Reclassified Lease”), the definitions of “Capital Lease Obligation” and “Indebtedness” shall, unless otherwise elected (with respect to any such obligation or type of obligation) by the Borrower in writing, exclude all such Reclassified Leases, and all calculations and deliverables under the Loan Documents shall be made or delivered, as applicable, in accordance therewith.

(b)      All pro forma computations required to be made hereunder giving effect to any Permitted Acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such Permitted Acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, giving effect to any other such transaction consummated since the end of the most recent Fiscal Quarter for which Financials have been delivered) as if such transaction had occurred as of the last day of the most recent Fiscal Quarter for which Financials have been delivered, all in accordance with Article 11 of Regulation S-X. Such computations may give effect to all transactions that are directly related to any such Permitted Acquisition or Disposition and are entered into in connection and substantially contemporaneously therewith. Items related to any Indebtedness no longer outstanding or to be repaid or redeemed on any date of determination (including, without limitation, for purposes of all pro forma computations made hereunder, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness shall be deemed to have been repaid or redeemed as of the first day of the applicable period.

SECTION 1.05 Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06 Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.10(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) subject to Sections 2.04 and 2.10(b), the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments of all Revolving Lenders, and (b) each Term Lender with a Term Loan Commitment as of the Effective Date (severally and not jointly) agrees to make an initial Term Loan to the Borrower in Dollars in a single drawing on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Subject to Section 2.13, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender);

provided that any exercise of such option shall not affect the obligation of (i) such Lender to make such Loan (unless such Loan has been funded by such branch or Affiliate) and (ii) the Borrower to repay such Loan, in each case, in accordance with the terms of this Agreement.

(c)      At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $2,500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments of all Revolving Lenders or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

(d)      Notwithstanding any other provision of this Agreement but subject to Sections 2.19 and 2.21, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via written Borrowing Request signed by the Borrower) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      the aggregate principal amount of the requested Borrowing;

(ii)      the date of such Borrowing, which shall be a Business Day;

(iii)      whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iv)      whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)      in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of (a) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit and (b) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required

Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date”.

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower, AII or MICL may request the issuance of Letters of Credit denominated in Agreed Currencies for the Borrower’s account, for the account of AII, for the account of MICL or for the account of any of the Borrower’s other Subsidiaries (provided that the Borrower shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of AII, MICL or any other Subsidiary), at any time and from time to time during the Availability Period, which Letter of Credit shall be in a form reasonably acceptable to the Administrative Agent and the related Issuing Bank; provided that, in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such Letter of Credit or any Letter of Credit Document executed or delivered pursuant to clause (b) below, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.05 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, no Letter of Credit may be issued to support obligations with respect to syndicates at the Society of Lloyd’s. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of AII, MICL or any other Subsidiary as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the Issuing Bank applicable to letters of credit generally.

(b)      Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit from any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower, AII or MICL shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, if required by such Issuing Bank, the Borrower, AII or MICL (as applicable) shall submit a letter of credit application and/or enter into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit, in each case, using such Issuing Bank’s standard application or agreement form, as applicable (each, a “Letter of Credit Document”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.04 and 2.10(b), the Dollar Amount of (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the

Borrower at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the LC Sublimit, (iii) the Total Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments and (iv) each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(c)      Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank of such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (as may be extended with respect to such Issuing Bank in accordance with Section 2.21); provided that any Letter of Credit which is issued in the final year prior to the Revolving Credit Maturity Date may have an expiry date which is no later than the date which is one year after the Revolving Credit Maturity Date if cash collateralized as contemplated by Section 2.05(j) below (each such Letter of Credit, an “Extended Letter of Credit”).

(d)      Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the Issuing Bank of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)      Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit (including, for the avoidance of doubt, a Letter of Credit issued for the account of AII, MICL or any other Subsidiary), the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount of such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on any date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than the amount of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in the Dollar Amount of such LC Disbursement and to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and the Dollar Amount of such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay in Dollars to the Administrative Agent the Dollar Amount of its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Amount thereof calculated on the date such LC Disbursement is made.

(f)      Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)      Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)      Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurodollar Revolving Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)      Replacement of Issuing Bank. (A) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, whereupon the successor Issuing Bank shall be joined to this Agreement as an Issuing Bank hereunder. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous or then-existing Issuing Bank, or to such successor and all previous and then-existing Issuing Banks, as the context shall require and in accordance with the definition of “Issuing Bank” in Section 1.01. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(B) Subject to the appointment, acceptance and joinder of a successor Issuing Bank with respect to the entire Letter of Credit Commitment of an Issuing Bank as provided by clause (A) above, such Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders.

(j)      Cash Collateralization. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent acting at the direction of the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (y) the Borrower requests the issuance of an Extended Letter of Credit, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative

Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate for all outstanding Letters of Credit (in the case of the foregoing clause (x) as of such date plus any accrued and unpaid interest thereon); provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall (1) in the case of an Extended Letter of Credit, be required by no later than the date of issuance, renewal or extension of such Extended Letter of Credit and (2) upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or 7.01(i), become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. For the purposes of this paragraph, the Dollar Amount of the Foreign Currency LC Exposure shall be calculated on the date notice demanding cash collateralization is delivered to the Borrower or on the date the Borrower requests an Extended Letter of Credit, as applicable. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)      Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), (ii) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iii) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to (i) with respect to Revolving Loans, such Lender’s Applicable Percentage of such Loan and (ii) with respect to Term Loans, such Lender’s Term Loan Commitment. Except in the case of proceeds of Revolving Loans applied to the reimbursement of drawn Letters of Credit in accordance with Section 2.05(e), the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request; provided that

ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by the Borrower) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c)      Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)      if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated and subject to Sections 2.19 and Section 2.21, (i) the initial Term Loan Commitments shall terminate upon the funding thereof on the Effective Date (it being understood that after such termination, each reference herein to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans) and (ii) the Revolving Commitments and Letter of Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b)      The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Dollar Amount of the Total Revolving Credit Exposure would exceed the aggregate Revolving Commitments of all Revolving Lenders.

(c)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.09 Repayment and Amortization of Loans; Evidence of Debt. (a) Subject to Sections 2.19 and 2.21, the Borrower hereby unconditionally promises (i) to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date and (ii) to repay the initial Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to

Section 2.10(a) and to the extent not previously repaid, all unpaid Term Loans shall be due and payable in full in Dollars by the Borrower on the applicable Term Loan Maturity Date:

Date	Amount
December 31, 2018	$0
April 1, 2019	$0
July 1, 2019	$0
September 30, 2019	$0
December 31, 2019	$4,375,000
March 31, 2020	$4,375,000
June 30, 2020	$4,375,000
September 30, 2020	$4,375,000
December 31, 2020	$6,562,500
March 31, 2021	$6,562,500
June 30, 2021	$6,562,500
September 30, 2021	$6,562,500
January 3, 2022	$6,562,500
March 31, 2022	$6,562,500
June 30, 2022	$6,562,500
September 30, 2022	$6,562,500
January 3, 2023	$8,750,000
March 31, 2023	$8,750,000
June 30, 2023	$8,750,000
October 2, 2023	$8,750,000

(b)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)      The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)      Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered permitted assigns) and in the form attached hereto as Exhibit H-1 or Exhibit H-2, as applicable. Thereafter, unless otherwise requested by such Lender or such Lender’s registered permitted assigns, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.10 Prepayment of Loans.

(a)      The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.10(a). The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of (i) a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and (ii) a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing, in the case of this clause (ii), in such order of application as directed by the Borrower. Prepayments shall be made without premium or penalty but shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15, if any.

(b)      If at any time, (i) other than as a result of fluctuations in currency exchange rates, the Dollar Amount of the Total Revolving Credit Exposure (calculated, with respect to the Foreign Currency LC Exposure, as of the most recent Computation Date) exceeds the aggregate Revolving Commitments of all Revolving Lenders or (ii) solely as a result of fluctuations in currency exchange rates (calculated, with respect to the Foreign Currency LC Exposure, as of the most recent Computation Date), (A) the Dollar Amount of the sum of the aggregate principal of all outstanding LC Exposures exceeds 105% of the LC Sublimit or (B) the Dollar Amount of the Total Revolving Credit Exposure (calculated, with respect to the Foreign Currency LC Exposure, as of the most recent Computation Date) exceeds 102.5% of the aggregate Revolving Commitments of all Revolving Lenders, the Borrower shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.05(j), as applicable, in an aggregate principal amount sufficient to cause (x) the LC Exposure to be less than or equal to the LC Sublimit and/or (y) the Dollar Amount of the Total Revolving Credit Exposure (calculated, with respect to the Foreign Currency LC Exposure, as of the most recent Computation Date) to be less than or equal to the aggregate Revolving Commitments of all Revolving Lenders, as applicable.

SECTION 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date and if any Revolving Commitments are terminated, any outstanding accrued but unpaid commitment fees shall be paid on the date on which such Revolving Commitments terminate; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)      The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the Dollar Amount of such Lender’s average daily LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the Dollar Amount of the average daily LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars or in a Foreign Currency shall be paid in Dollars.

(c)      The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)      All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.11) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)      The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)      Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the interest rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest.

(a)      If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)      the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)      the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be, without any further action by the Borrower, converted or continued, as applicable, as an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)      If at any time the Administrative Agent or, other than in the case of the following clause (i), the Borrower, reasonably determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.13(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.13(a)(i) have not arisen but (A) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (B) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (C) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (D) the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a reference rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate reference rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction or increase of the Applicable Rate); provided that, if such alternate reference rate of interest as so determined would be less than zero, such reference rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall have not received, within five (5) Business days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate reference rate of interest shall be determined in accordance with this Section 2.13(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.13(b), only to the extent the LIBOR Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be, without any further action by the Borrower, converted or continued, as applicable, as an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14 Increased Costs. (a) If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)      impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to the Administrative Agent, such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise, then, upon request of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, the Borrower will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the Administrative Agent, the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank then reasonably determines to be relevant).

(b)      If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or the Issuing Bank which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the Administrative Agent, the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank then reasonably determines to be relevant).

(c)      A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)      Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18(b), then, in any such event, the Borrower shall compensate each Lender for the loss and any reasonable cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.16 Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)      Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)      Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within thirty (30) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)      Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)      Status of Lenders. Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(i)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i)      Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)      in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)      in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)      in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)      in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(i) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)      any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii)      If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)      Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)      Issuing Bank. For purposes of Section 2.16(e) and (f), the term “Lender” includes the Issuing Bank.

(i)      Certain FATCA Matters. For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)      The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, or such other account of accounts as may be specified by the Administrative Agent from time to time, except (1) payments to be made directly to the Issuing Bank shall be made as expressly provided herein, and (2) payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto, pursuant to written instructions provided to the Borrower by such Person. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly set forth in Section 2.05, payments hereunder shall be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due.

(b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)      At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.17(c) or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)      If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)      If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.17(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a)      If any Lender requests compensation under Section 2.14, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender (at the request of the Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to

Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. (b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.19 Expansion Option. The Borrower may from time to time elect to increase the Revolving Commitments and/or enter into one or more additional tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate principal amount of such increases and all Incremental Term Loans does not exceed $200,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more existing Lenders (each existing Lender so agreeing to provide an increase in its Revolving Commitment or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or provide new Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent (each such approval not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender shall execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender shall execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender or any other Person (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loan pursuant to this Section 2.19. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this

Section 2.19 or otherwise in connection with any Incremental Term Loan Amendment shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender hereunder of the date such Incremental Term Loan became effective. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.03 shall be satisfied (or waived by the Increasing Lenders and the Augmenting Lenders) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; and (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Section 6.14; and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase or Incremental Term Loans, as the case may be.

On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the initial Term Loans (b) shall not mature earlier than the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans (but may have amortization prior to such date), and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial and other then-existing Term Loans); provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans.

Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.19, and for the avoidance of doubt, shall supersede any other provisions of this Agreement and the other Loan Documents, including Section 9.02. Nothing contained in this Section 2.19 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment, or provide any Incremental Term Loans, at any time.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)      the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders (or the Revolving Lenders with Revolving Credit Exposure representing greater than 50% of the total Revolving Credit Exposure) have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby);

(c)      if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i)      all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among Revolving Lenders that are non-Defaulting Lenders in accordance with their respective Applicable Percentages of the Revolving Commitments but only to the extent (A) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (B) no Default has occurred and is continuing;

(ii)      if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)      if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)      if the LC Exposure of the Revolving Lenders that are non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to any Revolving Lender pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lender’s (and to the extent any Defaulting Lender has any LC Exposure, such Defaulting Lender’s) Applicable Percentage of the total LC Exposure of all Lenders; and

(v)      if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)      so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and, if applicable, participating interests in any newly issued or increased Letter of Credit shall be allocated among Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of a Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless either (a) it is satisfied that such Revolving Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the other Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and, if applicable, participating interests in any newly issued or increased Letter of Credit shall be allocated among the other Revolving Lenders in a manner consistent with Section 2.20(c)(i) or (b) it shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders (and the LC Exposure of each Revolving Lender) shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with such Lender’s Applicable Percentage of Revolving Loans; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 2.21 Extension Option. (a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the applicable Class of Lenders) not earlier than 180 days and not later than 30 days prior to any anniversary of the Effective Date (each such anniversary of the Effective Date, an “Extension Date”), request that each Lender extend such Lender’s Revolving Credit Maturity Date or Term Loan Maturity Date, with respect to any Class of Loans or Commitments (for purposes of this Section 2.21, the “Applicable Maturity Date”) to the date that is one year after the Applicable Maturity Date then in effect for such Lender (the “Existing Maturity Date” and the date that is one year thereafter, the “Extended Maturity Date”). Such notice may include a condition that no extension will become effective unless Lenders representing a minimum aggregate principal amount of Loans of a given Class consent to such extension. For the avoidance of doubt, the Borrower may request extensions of any Class without requesting an extension of any other Class.

(b)      Lender Elections to Extend. Each Lender of the applicable Class, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Borrower’s extension request (such date that is 15 days thereafter, the “Lender Extension Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each applicable Lender that determines to so extend its Applicable Maturity Date, an “Existing Extension Lender”). Each Lender of the applicable Class that determines not to so extend its Applicable Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such determination promptly after such determination (but in any event no later than the Lender Extension Notice Date), and any Lender of the applicable Class that does not so advise the Administrative Agent on or before the Lender Extension Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Applicable Maturity Date.

(c)      Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each applicable Lender’s determination under this Section 2.21 no later than the date that is the earlier of (x) 15 days prior to the applicable Extension Date and (y) 20 days following the Lender Extension Notice Date (or, in each case, if such date is not a Business Day, on the next preceding Business Day), or such later date as is acceptable to the Borrower.

(d)      Additional Extension Lenders. The Borrower shall have the right, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender, to replace such Non-Extending Lender with, and add as “Revolving Lenders” (in the case of any extension of the Applicable Maturity Date for Revolving Commitments and Revolving Loans) or add as “Term Lenders” (in the case of any extension of the Applicable Maturity Date for Term Loans) under this Agreement in place thereof, one or more banks, financial institutions or other entities (other than Ineligible Institutions) (each, an “Additional Extension Lender” and, together with the Existing Extension Lenders, the “Extending Lenders”) that are reasonably acceptable to the Administrative Agent, each of which applicable Additional Extension Lenders shall enter into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Borrower or Additional Extension Lenders obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Extension Lenders shall, effective on or before the Applicable Maturity Date for such Non-Extending Lender, (i) with respect to any Revolving Commitment, assume a Revolving Commitment (and, if any such Additional Extension Lender is already a Lender of the applicable Class, its existing Revolving Commitment of such Class on such date shall be increased in the amount specified in the Assignment and Assumption) and (ii) with respect to any Term Loan, purchase all or a portion of the outstanding principal amount of its Term Loans and all interest, fees and other amounts then accrued but unpaid to such Non-Extending Lender in respect thereof. Prior to executing an Assignment and Assumption as provided hereunder, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s Extended Maturity Date), to become an Existing Extension Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders; provided that any amendments to the scheduled amortization of the Term Loans held by Extending Lenders shall be subject to the consent of the applicable Extending Lenders.

(e)      Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Revolving Credit Maturity Date and no more than two (2) extensions of the Term Loan Maturity Date shall be permitted hereunder and (y) any extension of any Applicable Maturity Date pursuant to this Section 2.21 shall not be effective with respect to any Existing Extension Lender unless: (i) the Borrower, the Administrative Agent, each Extending Lender and each Additional Commitment Lender (if any) shall have entered into a letter agreement confirming the applicable extension (the date of such letter agreement, the “Confirmation Date”), (ii) no Default or Event of Default shall have occurred and be continuing on the applicable Confirmation Date and immediately after giving effect thereto; (iii) the representations and warranties of the Borrower set forth in this Agreement (excluding the representations and warranties set forth in Sections 3.04(d) and 3.06(a)) are true and correct in all material respects (or, in the case of any such representation or warranty qualified by materiality or Material Adverse

Effect, in all respects) on and as of the applicable Confirmation Date and after giving effect thereto on a Pro Forma Basis, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (iv) the Administrative Agent shall have received a certificate from the Borrower signed by a Financial Officer of the Borrower (A) certifying the accuracy of the foregoing clauses (ii) and (iii) and (B) if reasonably requested by the Administrative Agent, certifying and attaching the resolutions (if any are required) adopted by each Borrower approving or consenting to such extension.

(f)      Maturity Date for Non-Extending Lenders. On the Existing Maturity Date applicable to any Non-Extending Lender of the relevant Class, to the extent any applicable Commitments or applicable Loans of such Non-Extending Lender were not assigned to an Additional Extension Lender, (i) the applicable Revolving Commitments of such Non-Extending Lender of such Class shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender of such Class in accordance with Section 2.09 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Loans of the applicable Class outstanding on such date (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep outstanding Loans of such Class ratable with any revised Applicable Percentages of the respective Lenders of such Class effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the applicable Class of Loans and/or Commitments (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(g)      Conflicting Provisions. This Section shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require, on the part of the Borrower, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation, the Organizational Documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority having applicability to the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except in connection with any cash collateralization required pursuant to Section 2.05(j).

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (or made available by filing with the SEC prior to the Effective Date) its consolidated balance sheet and related consolidated statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2017, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2018 and June 30, 2018 (other than a statement of stockholders equity), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject with respect to the relevant quarterly statements, to the absence of footnotes and to normal year-end adjustments.

(b)      The Borrower has heretofore furnished to the Lenders copies of the annual Statutory Statements of each U.S. Regulated Insurance Company as of December 31, 2017 and 2016, for the fiscal years then ended, each as filed with the Applicable Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”); provided, that the Statutory Statement of a U.S. Regulated Insurance Company shall not be required to be delivered for any year that such U.S. Regulated Insurance Company was not a Subsidiary of the Borrower. The Historical Statutory Statements (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto), were in compliance, in all material respects, with the applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective U.S. Regulated Insurance Companies covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of such respective Regulated Insurance Companies covered thereby for the respective periods then ended.

(c)      Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of the Borrower or of any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(d)      Since December 31, 2017, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05 Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title or interest that could not reasonably be expected to result in a Material Adverse Effect.

(b)      Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of this Agreement or any of the other Loan Documents, or of any action to be taken by the Borrower pursuant to this Agreement or any of the other Loan Documents.

(b)      Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements; No Default. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and orders of any Governmental Authority, in each case, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no tax sharing agreements or similar arrangements (including tax indemnity arrangements) with respect to or involving the Borrower or any of its Subsidiaries, other than tax sharing agreements between the Borrower and its Subsidiaries.

SECTION 3.10 ERISA.

(a)      No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as, either individually or in the aggregate, has not had, and could not reasonably be expected to result in, a Material Adverse Effect, the Borrower and its Subsidiaries and their ERISA Affiliates (i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

(b)      Except as, either individually or in the aggregate, has not had, and could not reasonably be expected to result in, a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

(c)      None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and to the knowledge of the Borrower, none of the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.11 Disclosure. None of the written information, reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12 Federal Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations T, U or X of the Board as now and from time to time hereafter in effect. No part of the proceeds of the Loan hereunder will be used for any purpose which violates the provisions of such Regulations of the Board.

SECTION 3.13 General Insurance. The properties of the Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

SECTION 3.14 Seniority.

(a)      The Obligations are, and will be, superior and senior in right of payment to the Existing Debentures and any guaranty of the Borrower made by the Borrower in connection with any of the Existing Structured Securities. The Obligations constitute, and are within the definition of, “Senior Indebtedness” (as such term is defined in the Existing Indentures as of the Effective Date). The subordination provisions contained in the Existing Debentures, the Existing Indentures, any guaranty of the Borrower made by the Borrower in connection with any of the Existing Structured Securities are, in each case, enforceable against the Borrower and the holders of such Indebtedness.

(b)      The Obligations are, and will be, superior and senior in right of payment to any Indebtedness of the Borrower to any of its Subsidiaries.

SECTION 3.15 Subsidiaries. (a) Set forth on Schedule 3.15 is a complete and correct list of (i) all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (A) the jurisdiction of organization of such Subsidiary, (B) each Person holding direct ownership interests in such Subsidiary and (C) percentage ownership of such Subsidiary represented by such ownership interests. Except as set forth on Schedule 3.15, each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than any Liens permitted pursuant to Section 6.02), and has the unencumbered right to vote, all the outstanding ownership interests in each Person shown to be held by it, if applicable, on Schedule 3.15. All Equity Interests of each Subsidiary of the Borrower are duly and validly issued and, if applicable, are fully paid and non-assessable.

(b)      As of the Effective Date, there are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Loan Documents, (ii) prohibitions or restrictions existing under or by reason of applicable Requirements of Law, (iii) prohibitions or restrictions existing under or by reason of the documents evidencing the Permitted Tax Incentive Financing Transactions; (iv) any provisions in the Organizational Documents of any non-Wholly Owned Subsidiary which provide for dividends or distributions to be made ratably to the holders of any class of Equity Interest of such Subsidiary; and (v) other prohibitions or restrictions which, either individually or in the aggregate, have not had, or could not reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.16 Insurance Licenses. Each Regulated Insurance Company holds all material licenses (including licenses or certificates of authority from Applicable Insurance Regulatory authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”). There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) to the knowledge of the Borrower, no sustainable basis for such a suspension, revocation or limitation, and (iii) to the knowledge of the Borrower, no such suspension, revocation or limitation threatened in writing by any Applicable Insurance Regulatory Authority, that, in each instance under clauses (i), (ii) and (iii) above and either individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.17 Insurance Business. All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the period for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and could not reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.18 Use of Proceeds. The proceeds of (x) the Revolving Loans will be used only to finance acquisitions permitted under this Agreement, the Convertible Note Repurchase and the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries, and on the Effective Date, to repay outstanding Indebtedness under the Existing Credit Facility and (y) the Term Loans will be used to finance the Convertible Notes Repurchase and for general corporate purposes of the Borrower and its Subsidiaries or, on the Effective Date, to the repayment of outstanding Indebtedness under the Existing Credit Facility.

SECTION 3.19 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents that are Controlled by the Borrower or its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.20 EEA Financial Institutions. The Borrower is a not an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01 Initial Credit Event. The obligations of the Lenders to make the initial Term Loans and Revolving Loans and of the Issuing Bank to issue Letters of Credit hereunder, in each case on the Effective Date, are subject only to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a)      The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and the other certificates, documents, instruments and agreements described in the list of closing documents attached as Exhibit E-1, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)      The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sidley Austin LLP, counsel for the Borrower, as are customary for transactions of this type, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c)      The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent Fiscal Years ended prior to the Effective Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for the quarterly periods ended March 31, 2018 and June 30, 2018.

(d)      Each Regulated Insurance Company (other than (i) those Regulated Insurance Companies that do not have an A.M. Best Company financial strength rating and (ii) those Regulated Insurance Companies that (x) have an A.M. Best Company financial strength rating and (y) were acquired within one year prior to the Effective Date) shall have an A.M. Best Company financial strength rating of at least “A-”.

(e)      The Administrative Agent shall have received (x) such officer’s certificates, resolutions, borrowing requests and good standing certificates, and documents and other instruments relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, as are customary for transactions of this type as further described in the list of closing documents attached as Exhibit E-1 and (y) a solvency certificate in the form attached hereto as Exhibit E-2.

(f)      The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Facility shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder shall have been terminated.

(g)      The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) Business Days prior to the Effective Date and (ii) to the extent (x) the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and (y) any Lender has requested in a written notice to the Borrower at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

(h)      The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including to the extent invoiced and presented to the Borrower at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i)      The Administrative Agent shall have received evidence reasonably satisfactory to it (it being understood that a certificate of an officer of the Borrower as to the satisfaction of such conditions shall be deemed to constitute satisfactory evidence) that:

(A)      the Merger shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by the Borrower that is materially adverse to the interests of the Lenders (in their capacities as such), unless such amendment, waiver, consent or other modification has been approved by the Administrative Agent;

(B)      any consent or approval of, completion of any registration or filing with, and any other action by, any Governmental Authority, required in connection with the consummation of the Transactions by Borrower shall have been received and be in full force and effect; and

(C)      since March 1, 2018, there shall not have occurred any “Material Adverse Effect” (as defined in the Merger Agreement as in effect on August 27, 2018).

(j)      The Administrative Agent shall have received evidence reasonably satisfactory to it (it being understood that a certificate of an officer of the Borrower as to the satisfaction of such conditions shall be deemed to constitute satisfactory evidence) that:

(A)      the Specified Representations and the Specified Merger Representations shall be true and correct in all material respects as of the Effective Date (except, in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation qualified by or subject to “material adverse effect,” “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification or materiality threshold); and

(B)      at the time of and immediately after giving effect to the initial Borrowing and the initial issuance of Letters of Credit, as applicable, on the Effective Date, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement on the Effective Date shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Lenders.

For the avoidance of doubt, there is no representation or warranty (other than the Specified Representations and Specified Merger Representations) the making or accuracy of which is a condition to any Borrowing that occurs on the Effective Date, or otherwise any condition precedent (other than as expressly set forth in this Section 4.01) directly or indirectly relating to the Borrower or any of its Subsidiaries, the satisfaction of which is a condition precedent to any Borrowing that occurs on the Effective Date.

SECTION 4.02 Credit Event in Connection with Convertible Note Repurchase. The obligations of the Lenders to make the Revolving Loans on or prior to the date on which any Convertible Note Repurchase is consummated, the proceeds of which Revolving Loans will be applied by Borrower to consummate a Convertible Notes Repurchase and related fees, costs and expenses, are subject only to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a)      The Administrative Agent shall have received a borrowing request from the Borrower representing that the proceeds of such Borrowing will be applied by Borrower to satisfy the Convertible Notes Repurchase Obligations and pay related fees, costs and expenses.

(b)      The Specified Representations shall be true and correct in all material respects on and as of the date of such Borrowing (except, in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation qualified by or subject to “material adverse effect,” “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification or materiality threshold).

(c)      At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

For the avoidance of doubt, there is no representation or warranty (other than the Specified Representations) the making or accuracy of which is a condition to any Borrowing under this Section 4.02, or otherwise any condition precedent (other than as expressly set forth in this Section 4.02) directly or indirectly relating to the Borrower or any of its Subsidiaries, the satisfaction of which is a condition precedent to any Borrowing under this Section 4.02.

SECTION 4.03 Each Credit Event. Except as provided in Sections 4.01 and 4.02, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)      The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except, in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation qualified by or subject to “material adverse effect,” “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification or materiality threshold).

(b)      At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit pursuant to this Section 4.03 shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw or have been cash collateralized in accordance with Section 2.05(j), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. Furnish to the Administrative Agent, for further distribution to each Lender:

(a)      Annual Financial Statements. As soon as available and in any event within 120 days after the end of each Fiscal Year (or, if earlier, by the date five (5) Business Days after the Annual Report on Form 10-K of the Borrower for such Fiscal Year would be required to be filed under the rules and regulations of the SEC), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception relating to the Borrower or any Subsidiary and without any qualification or exception as to the scope of such audit, other than solely with respect to, or resulting solely from the upcoming Maturity Date of the Loans occurring within one year from the date such audit is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)      Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)      Officer’s Certificate. Concurrently with any delivery of financial statements under Sections 5.01(a) and 5.01(b), a certificate of a Financial Officer of the Borrower (i) certifying that no

Default or Event of Default has occurred, or if any Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14(a), (b) and (c) as at the end of such Fiscal Year or quarter, as the case may be, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently-delivered financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying that the Regulated Insurance Companies have maintained adequate reserves.

(d)      Public Reports. Promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials and documents filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange.

(e)      Reports to Debt Holders. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other subsection of this Section 5.01.

(f)      Insurance Reports and Filings.

(i)      By no later than the following dates, a copy of each annual Statutory Statement filed, or required to be filed, by each Regulated Insurance Company: (1) upon the earlier of (x) fifteen (15) days after the regulatory filing date (after giving effect to any extension of such regulatory filing date obtained from, or granted by, any Applicable Insurance Regulatory Authority) or (y) seventy-five (75) days after the close of each fiscal year of such Regulated Insurance Company, in each case with such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP, and (2) no later than each June 15, copies of such Statutory Statements audited and certified by independent certified public accountants of recognized national standing.

(ii)      Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (A) each registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (B) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (C) all information which the Lenders may from time to time reasonably request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (D) each report, order, direction, instruction, approval, authorization, license or other notice which the Borrower or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, in each of (A) through (D) that is material to the Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the Board of Directors of the Borrower, a duly authorized committee thereof or a Responsible Officer of the Borrower.

(iii)      Promptly following notification thereof from a Governmental Authority, notification of the suspension, material limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.

(g)      Rating Information. Promptly after A.M. Best Company shall have announced a downgrade in the financial strength rating of any Regulated Insurance Company, written notice of such rating change.

(h)      Other Information. Promptly following any request therefor, (x) such other information or existing documents regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case, as the Administrative Agent, on behalf of any Lender, may reasonably request from time to time. Notwithstanding the foregoing, the Borrower may place reasonable limits on access to, and use of, information which is proprietary or constitutes trade secrets and need not disclose any information (x) if such disclosure would be prohibited by Requirements of Law or a confidentiality agreement entered into by the Borrower on an arm’s length basis and in good faith or (y) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 5.01 and 5.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website or the website of the SEC, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02 Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of, or, to the knowledge of the Borrower, any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any arbitrator or Governmental Authority (i) against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)      (x) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; and (y) that any contribution in excess of the Threshold Amount required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Borrower or any Subsidiary of the Borrower may incur any liability in excess of the Threshold Amount pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business);

(d)      any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(e)      any other development that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business.

(a)      Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 or Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)      Do or cause to be done all reasonable things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except to the extent a failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 5.03(b) shall prevent sales of property, consolidations or mergers by or involving the Borrower or any Subsidiary in accordance with Section 6.03 or Section 6.05.

SECTION 5.04 Obligations and Taxes.

(a)      Obligation. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Lien permitted under Section 6.02 upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the Borrower or its Subsidiary, as the case may be, shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(b)      Filing of Returns. Timely and correctly file all material Tax returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.05 Insurance. Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that nothing in this Section 5.05 shall be construed to impose requirements with respect to reinsurance or other risk assumption products provided by the Borrower or any Subsidiary to any of its customers.

SECTION 5.06 Books and Records; Inspection Rights.

(a)      Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and/or SAP, as applicable, and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.

(b)      The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent (or if an Event of Default is continuing, any Lender) and any representatives or independent contractors designated by the Administrative Agent or such Lender, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss affairs, finances, accounts and condition of the Borrower or any Subsidiary with the officers thereof and advisors therefor (including independent accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default exists, the Administrative Agent shall only be entitled to, and the Borrower shall only be required to pay for, one (1) such visit by the Administrative Agent and its representatives and independent contractors per Fiscal Year and provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of its representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding the foregoing, the Borrower may place reasonable limits on access to, and use of, information which is proprietary or constitutes trade secrets and need not disclose any information (x) if such disclosure would be prohibited by Requirements of Law or a confidentiality agreement entered into by the Borrower on an arm’s length basis and in good faith or (y) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.07 Compliance with Laws. Comply with all Requirements of Law and decrees and orders of any Governmental Authority applicable to it or its property (including the Patriot Act), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and their agents that are Controlled by the Borrower or its Subsidiaries with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.18 and not in contravention of any Requirements of Law or of any Loan Document. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall take reasonable steps to insure that its Subsidiaries and its or their respective directors, officers, employees and their agents that are Controlled by the Borrower or its Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permissible for a Person required to comply with Sanctions or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Further Assurances. The Borrower shall promptly and duly execute and deliver to the Lenders such documents and assurances and take such further action as the Lenders may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and the other Loan Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Lenders pursuant to this Agreement and the other Loan Documents.

SECTION 5.10 Financial Strength Ratings. The Borrower shall ensure that each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole, has in effect, at all times (except to the extent such Regulated Insurance Company no longer exists as a result of a transaction expressly permitted by Section 6.03 or Section 6.05), a current financial strength rating of no less than “B++” from A.M. Best Company, if such Regulated Insurance Company has a financial strength rating from A.M. Best Company; provided, that, in the case of a Regulated Insurance Company that is acquired after the Effective Date, such Regulated Insurance Company may have a financial strength rating by A.M. Best Company of less than “B++” until the date that is one (1) year after the date of acquisition of such Regulated Insurance Company.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw or have been cash collateralized in accordance with Section 2.05(j), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will not, and the Borrower will not cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, except that the following shall be permitted:

(a)      Indebtedness under the Loan Documents;

(b)      Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and any Refinancing thereof;

(c)      Guarantees by any Subsidiary of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary of the Borrower; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(d)      Indebtedness in respect of Capital Lease Obligations and Purchase Money Obligations for fixed or capital assets within the limitations set forth in Section 6.02(d) and any Refinancing thereof; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 6.01(d) at any time outstanding shall not exceed $50,000,000;

(e)      Indebtedness under Swap Obligations to the extent permitted by Section 6.06;

(f)      Indebtedness owed by any Subsidiary to the Borrower and Indebtedness owed by any Subsidiary to any other Subsidiary of the Borrower;

(g)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h)      (i) Indebtedness resulting from the endorsements of instruments for deposit in the ordinary course of business and (ii) to the extent constituting Indebtedness, obligations in respect of purchasing card and credit card arrangements;

(i)      (1) Indebtedness or other obligations in respect of any Existing Structured Securities; and (2) Indebtedness or other obligations in respect of any other Structured Securities issued after the Effective Date, provided, that, in the case of this clause (2), (A) such Structured Securities shall be on terms reasonably satisfactory to the Administrative Agent, (B) such Indebtedness and obligations shall be subordinated and junior in right of payment to the Obligations, and (C) no Default or Event of Default shall exist at the time such Structured Securities are issued or shall result from such issuance, and in each case with respect to clauses (1) and (2) above in this subsection (i), and all Indebtedness in respect of any Refinancing thereof;

(j)      the Maiden Debt, and any Refinancing thereof;

(k)      any repurchase obligations of the Borrower or any Subsidiary under any Repurchase Agreement;

(l)      any Repurchase Liability of the Borrower or any Subsidiary;

(m)      Indebtedness of the Borrower incurred after the Effective Date in an aggregate principal amount at any time outstanding not to exceed $250,000,000, if each of the following conditions are met: (i) both immediately prior to and immediately after giving effect (including on a Pro Forma Basis) to the incurrence of such Indebtedness, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety one (91) days after the Maturity Date, (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower and (iv) such Indebtedness is unsecured;

(n)      Indebtedness (i) (x) of any Regulated Insurance Company, incurred or issued (1) in the ordinary course of its business or in securing insurance-related obligations (which insurance-related obligations do not constitute Indebtedness) of such Regulated Insurance Company, and (2) in respect of letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any Regulated Insurance Company in the ordinary course of its business or in securing insurance-related obligations (which insurance-related obligations do not constitute Indebtedness) of such Regulated Insurance Company or required by law to satisfy regulatory requirements, and (y) in the form of Guarantees by the Borrower of Indebtedness permitted by the foregoing clause (x), and (ii) in respect of any letter of credit, bank guarantees, surety and appeal bonds, performance bonds and other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of any Subsidiary that is not a Regulated Insurance Company;

(o)      Permitted Qualifying Subordinated Indebtedness;

(p)      Indebtedness assumed in connection with any Permitted Acquisition in accordance with the terms of this Agreement after the date hereof; provided that (i) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (ii) no Default or Event of Default has occurred and is continuing immediately prior to the assumption of such Indebtedness or would arise after giving effect (including giving effect on a Pro Forma Basis) thereto and (iii) the sum of the aggregate principal amount of Indebtedness (excluding for purposes of this clause (p) only, trust preferred securities (A) which are on terms reasonably satisfactory to the Administrative Agent and (B) which Indebtedness and obligations are subordinated and junior in right of payment to the Obligations) permitted by this clause (p) and clause (q) shall not exceed 7.5% of Consolidated Net Worth (determined as of the last day of the most recent Fiscal Quarter for which Financials have been delivered) at any time outstanding, and any Refinancing thereof;

(q)      Indebtedness constituting deferred purchase price incurred in connection with a Permitted Acquisition in accordance with the terms of this Agreement after the date hereof; provided that the sum of the aggregate amount of Indebtedness permitted by this clause (q) and clause (p) shall not exceed

7.5% of Consolidated Net Worth (determined as of the last day of the most recent Fiscal Quarter for which Financials have been delivered) at any time outstanding;

(r)      other unsecured Indebtedness in an aggregate principal amount at any time outstanding not exceeding $350,000,000;

(s)       (i) Indebtedness of the Borrower or any Subsidiary as an account party in respect of letters of credit used to support the underwriting capital of any of the Borrower’s Subsidiaries at Lloyd’s of London and (ii) with respect to any cash or other property that a reinsurer or other Person has deposited with Lloyd’s of London for the account of the Borrower or any Subsidiary, (A) any obligation of the Borrower or any Subsidiary to reimburse such reinsurer or other Person if such cash or other property, as the case may be, is applied to satisfy any obligation in favor of Lloyd’s of London and (B) any Guarantee of any such obligation of the Borrower or any Subsidiary described in the foregoing clause (A);

(t)      Indebtedness under the Permitted Convertible Notes;

(u)      Indebtedness incurred under or in connection with the Permitted Tax Incentive Financing Transactions and any Refinancing thereof;

(v)      Permitted Non-Recourse Secured Debt;

(w)      Indebtedness of Regulated Insurance Companies owing to any one or more Federal Home Loan Banks in an aggregate principal amount at any time outstanding not exceeding $500,000,000;

(x)      Indebtedness incurred by Specified Fee Business Holdco and/or its subsidiaries, substantially concurrently with the Specified Fee Business Closing; provided, that neither the Borrower nor any of its Subsidiaries shall be an obligor with respect to any such Indebtedness;

(y)      Indebtedness constituting a Permitted Refinancing of the Term Loans, the net cash proceeds of which are applied to repay the Term Loans, in whole or in part, so long as the terms of such Indebtedness (other than pricing) are not, taken as a whole, less favorable to the Borrower than the terms of the Term Loans;

(z)      Indebtedness of a Person that is consolidated on its balance sheet of the Borrower as a “Variable Interest Entity” or “Voting Interest Entity” under any guidance or interpretation issued by Financial Accounting Standards Boards of the United States of America (“FASB”), including Interpretation No. 46R (or any successor interpretations or amendments thereto as affected by any subsequent relevant pronouncements of the FASB or, if, and to the extent applicable, the SEC) in an aggregate principal amount at any time outstanding not exceeding $125,000,000; provided that the satisfaction of such Indebtedness is limited to the property of such Person and its subsidiaries (except for customary exceptions for fraud, misapplication of funds, breach of representations and environmental indemnities); and

(aa)      other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)      Permitted Encumbrances;

(b)      Liens under any Loan Documents;

(c)      Liens on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and not contemplated by any of subsections (a) and (b) above of this Section 6.02 and set forth in Schedule 6.02; provided that (i) such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Liens shall secure only those obligations which it secures on the Effective Date and any Refinancing of such obligations and (iii) such Liens shall not be renewed, extended or spread in any way;

(d)      Liens securing Indebtedness permitted under Section 6.01(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e)      Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments; provided such Liens extend solely to the assets subject to such leases or consignments;

(f)      Liens securing collateralized Repurchase Agreements constituting a borrowing of funds by the Borrower or any Subsidiary for investment purposes in accordance with its Investment Policy;

(g)      Liens in connection with the collateralization (by means of cash and/or Eligible Investments permitted pursuant to Section 6.04) of Indebtedness permitted under Section 6.01(n) so long as the principal amount of Indebtedness secured by such Liens does not at any time exceed the aggregate principal amount of Indebtedness permitted under Section 6.01(n);

(h)      Liens existing on any property or asset of any Person (A) that becomes a Subsidiary in accordance with the terms of this Agreement after the date hereof prior to the time such Person becomes a Subsidiary or (B) that is acquired in accordance with the terms of this Agreement after the date hereof prior to the time such property or assets are acquired, and in the case of each of (A) and (B), any Liens existing on any property or asset of such Person as a result of any Refinancing of the obligations secured by such Lien; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary or such property or assets being acquired, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary or such property or assets are acquired (and, in each case, any Refinancing thereof) and (iv) such Lien shall only secure only Indebtedness permitted by Section 6.01(p);

(i)      Liens in connection with the collateralization (by means of cash and/or Eligible Investments permitted pursuant to Section 6.04) of Indebtedness permitted under Section 6.01(s) so long as the principal amount of Indebtedness secured by such Liens does not at any time exceed fifty percent (50%) of the aggregate outstanding principal amount of such Indebtedness;

(j)      the Permitted Tax Incentive Financing Transactions;

(k)      Liens securing Permitted Non-Recourse Secured Debt to the extent such Liens are permitted by the definition of Permitted Non-Recourse Secured Debt;

(l)      any Lien upon any property or asset of the Borrower or any Subsidiary if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens permitted pursuant to this clause (l) does not exceed $200,000,000;

(m)      Liens to secure intercompany loans permitted by Section 6.01(f); provided that the aggregate principal amount of all Indebtedness secured by such Liens at any time outstanding shall not exceed $200,000,000;

(n)      Liens securing Indebtedness permitted under Section 6.01(w); provided that (i) such Liens do not at any time encumber any property other than the property of the Regulated Insurance Company that is the obligor on such Indebtedness (the “Obligor RIC”) and (ii) the collateral granted by such Obligor RIC in respect of such Liens does not exceed the maximum amount of collateral (including by reference to a percentage of admitted assets or capital and surplus) permitted by such Obligor RIC’s Applicable Insurance Regulatory Authority to be granted in respect of such Indebtedness owing to the Federal Home Loan Bank;

(o)      Liens on property or assets of Specified Fee Business Holdco and/or any of its subsidiaries, securing Indebtedness permitted under Section 6.01(x); provided, that no such Lien shall encumber any property or asset of the Borrower or any of its Subsidiaries;

(p)      Liens on cash and Eligible Investments securing Swap Obligations permitted by Section 6.06; and

(q)      Liens securing Indebtedness permitted under any of Section 6.01(z) and Section 6.01(aa).

SECTION 6.03 Fundamental Changes. Enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolutions), except that, so long as no Default exists or would result therefrom:

(a)      any Wholly Owned Subsidiary of the Borrower or any other Person may merge or consolidate with or into the Borrower; provided that the Borrower is the surviving or continuing Person of such transaction;

(b)      any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower; provided, however, that, if any Subsidiary party to such transaction is a Wholly Owned Subsidiary of the Borrower, the surviving or continuing Person of such transaction shall be a Wholly Owned Subsidiary of the Borrower; provided, further, that, if any Subsidiary party to such transaction is a Domestic Subsidiary of the Borrower, the surviving or continuing Person of such transaction shall be a Domestic Subsidiary;

(c)      any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that all of its assets, if any, and ongoing business are distributed or transferred to the Borrower or any other Wholly Owned Subsidiary or otherwise transferred in a Disposition not prohibited by Section 6.05; and

(d)      any Person (other than the Borrower) may merge into any Subsidiary of the Borrower, provided that such Subsidiary of the Borrower is the surviving or continuing Person of such transaction.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, make or permit any capital contribution to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the business of, such Person (the foregoing is collectively referred to as “Investments”), except that the following shall be permitted:

(a)      Investments existing on the Effective Date and identified on Schedule 6.04;

(b)      Investments in Eligible Investments; provided that such Investments shall be made solely for investment purposes for the investment portfolio of the Borrower or any Subsidiary in accordance with its Investment Policy;

(c)      advances to officers, directors and employees of the Borrower and Subsidiaries of the Borrower in an aggregate amount not to exceed $50,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes;

(d)      Investments by the Borrower in any Subsidiary; and Investments by any Subsidiary in any other Subsidiary;

(e)      Guarantees constituting Indebtedness permitted by Section 6.01;

(f)      Guarantees by the Borrower of Capital Lease Obligations of any Subsidiary permitted by Section 6.01;

(g)      transactions permitted by Section 6.03;

(h)      Swap Obligations permitted by Section 6.06;

(i)      Permitted Acquisitions;

(j)      Repurchase Agreements and Repurchase Transactions;

(k)      the Borrower may acquire common securities of a TOPS Trust issued by such TOPS Trust to the Borrower in connection with any Structured Securities permitted by Section 6.01(i);

(l)      Strategic Investments in an aggregate amount for all such Investments at any time outstanding not to exceed the greater of (x) $625,000,000 and (y) 2.5% of Consolidated Total Assets as of the last day of the most recent Fiscal Quarter for which Financials have been delivered; provided that no Strategic Investment in any single Person or series of related Persons shall be in an aggregate amount in excess of $187,500,000;

(m)      Investments by any Subsidiary principally engaged in the business of litigation financing in the ordinary course of its business, provided that the aggregate amount at any time outstanding of Investments pursuant to this clause (m) shall not exceed $75,000,000 (excluding any portion of such Investments funded by any Person that is not an Affiliate of the Borrower, which portion shall be deemed not to constitute an “Investment” of the Borrower or any Subsidiary thereof for purposes of this Agreement);

(n)      the Permitted Tax Incentive Financing Transactions;

(o)      the ACP Re Loan;

(p)      ownership by the Borrower (directly or indirectly) of Equity Interests issued by Specified Fee Business Holdco;

(q)      Investments consisting of non-cash consideration received in connection with any Disposition permitted by Section 6.05;

(r)      Investments received in connection with the bankruptcy or reorganization of customers, suppliers or any other debtors in the ordinary course of business;

(s)      Investments in an amount permitted to be applied as Restricted Payments pursuant to Section 6.07(m) and/or Section 6.07(n), but not so applied in any Fiscal Year; and

(t)      in addition to Investments permitted by clauses (a) through (s) of this Section 6.04, additional Investments by the Borrower and any Subsidiary, so long as the aggregate amount of all Investments made pursuant to this clause (p) does not exceed 4.0% of Consolidated Total Assets (determined as of the last day of the most recent Fiscal Quarter for which Financials have been delivered) at any time.

For purposes of covenant compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

SECTION 6.05 Dispositions. Make any Disposition, except:

(a)      Dispositions of used, worn out, obsolete or surplus property by the Borrower or any Subsidiary of the Borrower in the ordinary course of business that is, in the reasonable judgment of the Borrower or such Subsidiary, no longer economically practicable to maintain or useful in the conduct of its business;

(b)      Dispositions of inventory in the ordinary course of business;

(c)      Dispositions by any Subsidiary of any or all of its business, property or assets to the Borrower or any other Subsidiary;

(d)      (1) transactions permitted by Section 6.03; and (2) transfers or other Dispositions permitted by Section 6.03(c);

(e)      licenses or sublicenses by the Borrower or any Subsidiary of intellectual property and general intangibles, including any proprietary software of the Borrower or any Subsidiary, and licenses, leases or subleases by the Borrower or any Subsidiary of other property, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Subsidiaries;

(f)      any sale or other Disposition of cash or Eligible Investments; provided, however, that, in the case of Eligible Investments, such sale or other Disposition shall be made solely for and in connection with the Borrower’s or any Subsidiary’s, as applicable, investment portfolio and in accordance with its Investment Policy;

(g)      ceding of insurance or reinsurance, or a Disposition pursuant to a reinsurance agreement or other Insurance Product, in the ordinary course of business;

(h)      other Dispositions of any assets of the Borrower or any of its Subsidiaries not otherwise permitted pursuant to this Section 6.05; provided that (A) no Default then exists or would result therefrom, and (B) (x) such assets to be Disposed pursuant to this Section 6.05(h), together with all assets of the Borrower and its Subsidiaries previously Disposed pursuant to this Section 6.05(h), do not in the aggregate constitute, on a Pro Forma Basis, a Substantial Portion of the assets of the Borrower and its Subsidiaries or (y) after giving effect to such Disposition on a Pro Forma Basis, the Consolidated Total Assets would not be less than 90% of the Consolidated Total Assets as of December 31, 2017;

(i)      Liens permitted under Section 6.02 and Restricted Payments permitted under Section 6.07;

(j)      Dispositions of Investments made in compliance with Section 6.04;

(k)      the performance under the Specified Fee Business Investment Agreement and the Specified Fee Business Ancillary Agreements and the consummation of the Specified Fee Business Transactions; and

(l)      Dispositions of assets (other than cash and Permitted Investments) in exchange for (or for substantially concurrent replacement with) other assets of comparable or superior type, value and quality.

SECTION 6.06 Swap Agreements. Enter into any Swap Agreement, except for the following:

(a)      Swap Agreements entered into by the Borrower or any Subsidiary from time to time in connection with its investment portfolio and in accordance with its Investment Policy;

(b)      Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries);

(c)      Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary; and

(d)      Permitted Call Spread Swap Agreements.

SECTION 6.07 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)      the Borrower and any Subsidiary may make Restricted Payments in the form of issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any Subsidiary;

(b)      the Borrower may make Restricted Payments with respect to its Equity Interests payable in cash; provided that (i) such Restricted Payments are made in accordance with the Borrower’s dividend policy as in effect as of the Effective Date and any dividend policy in effect after the Effective Date consistent with past practice, (ii) after giving immediate effect to such Restricted Payments on a Pro Forma Basis, the Borrower shall be in compliance with the covenants set forth in Sections 6.14(a), (b) and (c) and (iii) such Restricted Payments are not expressly prohibited pursuant to the terms of the Junior Subordinated Debentures and the related Debenture Indentures;

(c)      Subsidiaries may make Restricted Payments ratably with respect to their Equity Interests;

(d)      the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(e)      the Borrower may repurchase (i) prior to the occurrence of a Qualifying IPO, its Equity Interest consisting of preferred stock and (ii) after the occurrence of a Qualifying IPO, any of its Equity Interests, in each case in the open market or in privately negotiated transactions so long as the Board of Directors of the Borrower shall have authorized such repurchase and the management of the Borrower shall have determined that such repurchase is in the best interest of the Borrower, in an aggregate amount from and after the Effective Date not to exceed the greater of (x) $300,000,000 and (y) the sum of $150,000,000 and 50% of the net proceeds received by the Borrower from any sale of its own Equity Interests from and after the Effective Date; provided, that at the time such repurchases are made each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole (other than any Regulated Insurance Company that was acquired less than one year prior to the date of such payment) has a current financial strength rating by A.M. Best Company of not less that “A-” at the time of such repurchases to the extent such Regulated Insurance Company has an A.M. Best Company financial strength rating; provided, further that, in no event shall the aggregate repurchase price to be paid by the Borrower for Restricted Payments pursuant to clause (i) of this Section 6.07(e) during any Fiscal Year ending after the Effective Date exceed $75,000,000 or clause (ii) of this Section 6.07(e) during any Fiscal Year ending after the Effective Date exceed $300,000,000;

(f)      the Borrower and any Subsidiary may make any payment (even if such payment is in the form of a Restricted Payment) to the Borrower or another Subsidiary that is required to be made with respect to or in connection with the terms of any tax sharing, tax allocation or other similar tax arrangement or agreement entered into among the Borrower and its Wholly Owned Subsidiaries;

(g)      the Borrower may enter into, exercise its rights and perform its obligations under Permitted Call Spread Swap Agreements;

(h)      the Borrower may (x) make cash payments and/or deliveries of its common stock upon conversion of Permitted Convertible Notes pursuant to the terms thereof and (y) repay, repurchase or otherwise redeem, defease or make payments with respect to, the Convertible 2021 Notes and Convertible 2044 Notes;

(i)      the Borrower may make interest payments in respect of Indebtedness under Permitted Convertible Notes;

(j)      the Borrower and any Subsidiary may make payments to Parent or any direct or indirect parent thereof to allow such Person to pay (1)(A) administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees; (B) premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees or (C) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such Person, or (2)(A) any pass-through Taxes (including any distribution on account thereof) in an amount not to exceed the sum of the amount of the relevant U.S. federal, state, local and foreign income taxes that the Borrower and its Subsidiaries (including Specified Fee Business Holdco and its subsidiaries) would have paid (including for this purpose any income under Section 951 of the Code, income under Section 951A of the Code and any income of any entity (including partnerships) on which the Borrower and its subsidiaries are required to pay taxes) for such taxable period had the Borrower and such Subsidiaries been a stand-alone corporate group or (B) franchise and excise taxes, fees and other similar taxes and expenses in each case required to maintain its existence;

(k)      the Borrower and any Subsidiary may purchase, repurchase, redeem or otherwise acquire (including by cancellation of Indebtedness), cancel or retire for value or make a payment in respect of Equity Interests (or make a Restricted Payment in an amount equal to the amount required by any direct or indirect parent of the Borrower or any of its Subsidiaries to fund any such purchase, repurchase, redemption or other acquisition, cancellation or retirement for value or payment in respect of its Equity Interests), held by any existing or former employees, management or directors of or consultants to the Borrower or such Subsidiary (or any direct or indirect parent of the Borrower or any Subsidiary), or their assigns, estates or heirs, in each case in connection with the repurchase or payment provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the board of directors or investment committee (or other applicable committee) of such Person, as applicable; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (k) will not exceed $35,000,000 in the aggregate during any Fiscal Year (with any unused amounts in any given Fiscal Year being available to be applied pursuant to this clause (k) in any succeeding Fiscal Years); provided, that notwithstanding the definition of “Restricted Payments”, payments in cash in connection with the settlement of stock options and restricted stock units outstanding and in accordance with terms thereof as of the date of this Agreement to existing or former employees, management, directors or consultants of the Borrower or any Subsidiary, in each case, will not be deemed to constitute a Restricted Payment for purposes of this Section 6.07 or any other provision of this Agreement;

(l)      the Borrower and any Subsidiary may make Restricted Payments to, or in an amount necessary for any Person to (x) pay its obligations under, or in connection with, and transaction costs, fees and expenses of such Person, or required to be paid or reimbursed by such Person, incurred under or in connection with, the Merger Agreement and the consummation of the transactions contemplated thereby and (y) without duplication of amounts payable pursuant to the foregoing clause (x), purchase, repurchase, redeem or otherwise acquire, cancel or retire for value or make a payment in respect of, Equity Interests of the Borrower on, or within 30 days after, the Effective Date, in an aggregate amount not to exceed $80,000,000;

(m)      the Borrower may make Restricted Payments in an aggregate amount in each Fiscal Year not to exceed the greater of (x) $140,000,000 and (y) 50% of the Borrower’s Consolidated Net Income as of the last day of the most recent Fiscal Year for which Financials have been delivered (with any unused amounts in any given Fiscal Year being available to be applied pursuant to this clause (m) in the first two Fiscal Quarters of the immediately succeeding Fiscal Year); provided, that at the time such payments are made each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole (other than any Regulated Insurance Company that was acquired less than one year prior to the date of such payment) has a current financial strength rating by A.M. Best Company of not less that “A-” at the time of such payments to the extent such Regulated Insurance Company has an A.M. Best Company financial strength rating; provided, further, that amounts otherwise available for application to make Restricted Payments pursuant to this clause (m) may instead be applied, to make (x) Investments in accordance with Section 6.04(s) and/or (y) junior debt payments in accordance with Section 6.13(a)(ii), which application will, to the extent being used to make Investments in accordance with such Section 6.04(s) or junior debt payments in accordance with Section 6.13(a)(ii), reduce the amounts otherwise available to make Restricted Payments with respect to such Fiscal Year pursuant to this clause (m);

(n)      the Borrower may make Restricted Payments in an amount not to exceed 50% of the net proceeds of any Disposition consummated in reliance on Section 6.05(h) (with any unused amounts in any given Fiscal Year being available to be applied pursuant to this clause (n) in the first two Fiscal Quarters of the immediately succeeding Fiscal Year); provided that (1) each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole (other than any Regulated Insurance Company that was acquired less than one year prior to the date of such payment) has a financial strength rating by A.M. Best Company of not less that “A-” at the time of such payment to the extent such Regulated Insurance Company has an A.M. Best Company financial strength rating and (2) an equal, concurrent prepayment (on a dollar for dollar basis) of any outstanding Term Loans is made in connection therewith; provided, further, that amounts otherwise available for application to make Restricted Payments pursuant to this clause (n) may instead be applied to make (x) Investments in accordance with Section 6.04(s) and/or (y) junior debt payments in accordance with Section 6.13(a)(ii), which application will, to the extent being used to make Investments in accordance with Section 6.04(s) or junior debt payments in accordance with Section 6.13(a)(ii), reduce the amounts otherwise available to make Restricted Payments with the proceeds of such Disposition pursuant to this clause (n);

(o)      the Borrower or any Subsidiary may make Restricted Payments in an amount necessary to pay the consideration to finance any Investment that, if made by the Borrower or any Subsidiary, would be permitted under Section 6.04; provided, that (x) such Restricted Payments under this clause (o) shall be made substantially concurrently with the closing of such Investment and (y) Person making such Investment shall, promptly following the closing thereof, cause all property acquired in connection with such Investment to be contributed to the Borrower or one of its Subsidiaries, or the merger, consolidation or amalgamation of the Person formed or acquired in such Investment into the Borrower or one of its Subsidiaries, in order to consummate such Investment in a manner that causes such Investment to comply with the applicable requirements of Section 6.04 as if undertaken as a direct Investment by the Borrower or such Subsidiary;

(p)      the Borrower and any Subsidiary may make Restricted Payments with (and to the extent of) the proceeds received (on a dollar for dollar basis) from a substantially concurrent issuance of its Equity Interests (other than any Specified Equity Contribution or any Disqualified Stock); and

(q)      the Borrower may make Restricted Payments in amounts necessary to pay any fees, expenses and other amounts to be paid by the Borrower pursuant to the terms of the Interim Investors Agreement, dated as of March 1, 2018 by and among, Parent, certain Affiliates of Parent and any other Person party thereto, as amended, supplemented or otherwise modified from time to time, in an aggregate amount not to exceed $15,000,000

SECTION 6.08 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except the following shall be permitted:

(a)      transactions with any of its Affiliates (i) at prices and on terms and conditions fair and reasonable to the Borrower or such Subsidiary (or otherwise not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties) or (ii) at such prices and on terms and conditions that are (A) consistent with past practices and (B) approved by the Audit Committee (so long as such committee is composed solely of independent members) (or other applicable committee composed solely of independent members) of the Board of Directors of the Borrower;

(b)      transactions may be entered into between or among the Borrower and its Subsidiaries not involving any other Affiliate of the Borrower to the extent such transaction is not expressly prohibited pursuant to this Agreement;

(c)      transactions may be entered into between or among two or more Subsidiaries of the Borrower not involving any other Affiliate of the Borrower;

(d)        any Restricted Payments permitted by Section 6.07;

(e)      Investments permitted by Sections 6.04(c), 6.04(d), 6.04(i), 6.04(l), 6.04(m), 6.04(o), 6.04(p) and 6.04(q);

(f)      any transactions permitted by Section 6.03;

(g)      transactions existing on the Effective Date and described on Schedule 6.08 and any amendments thereto that are not materially adverse to the Lenders, as reasonably determined by the Board of Directors of the Borrower, a duly authorized committee thereof or any Responsible Officer of the Borrower;

(h)      the ACP Re Loan;

(i)      the Permitted Tax Incentive Financing Transactions;

(j)      individual transactions which, taken together with all related transactions in any Fiscal Year, involve assets with a fair market value (as determined by the Borrower) of less than $5,000,000;

(k)      arrangements for customary indemnification payments for directors and officers of the Borrower and its Subsidiaries;

(l)      any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Equity Interests of Parent, the Borrower or any Subsidiary pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the board of directors or the investment committee (or other applicable committee) of Parent or the Borrower;

(m)      the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including splitdollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Borrower or any Subsidiary whether by charter, bylaw, statutory or contractual provisions;

(n)      any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Borrower or any Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto;

(o)      any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith, or any contribution to the Equity Interests of the Borrower or any Subsidiary;

(p)      any payment by the Borrower or any Subsidiary in respect of its or its Affiliate’s obligations under, or in connection with, and transaction costs, fees and expenses of the Borrower, any Subsidiary or such Affiliate, or required to be paid or reimbursed by any such Person, under or in connection with, the Merger Agreement and the consummation of the transactions contemplated thereby; and

(q)      the Borrower may pay any fees, expenses and other amounts to be paid by the Borrower pursuant to the terms of the Interim Investors Agreement, dated as of March 1, 2018 by and among, Parent, certain Affiliates of Parent and any other Person party thereto, as amended, supplemented or otherwise modified from time to time, in an aggregate amount not to exceed $15,000,000.

This Section 6.08 shall not prohibit any transaction with any Person (1) who is not an Affiliate of the Borrower immediately before the consummation of such transaction or (2) that becomes an Affiliate of the Borrower as a result of such transaction.

SECTION 6.09 Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by insurance law and related regulations (or imposed by or agreed with any Applicable Insurance Regulatory Authority) or other law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Equity Interests of any obligor hereunder, (v) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions or conditions imposed by any tax sharing, tax allocation or similar tax arrangement or agreement entered into among the Borrower and its Subsidiaries and (vii) the foregoing shall not apply to restrictions or conditions imposed by the Permitted Tax Incentive Financing Transactions so long as such restrictions or conditions apply only to the property or assets securing such Indebtedness.

SECTION 6.10 Nature of Business. Engage in any line or lines of business, to any material extent, other than (a) those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date (which, for the avoidance of doubt, includes the Insurance Business and the marketing, sale and administration of Insurance Products), (b) asset management, asset management-related and risk management-related activities, (c) providing financial services, including banking and investment advisory services, (d) owning and operating insurance companies and (e) businesses reasonably related, complementary or incidental to any of the foregoing; provided that the revenues attributable to the Insurance Business and the marketing, sale and administration of Insurance Products shall at no time constitute less than 662/3% of the consolidated revenues of the Borrower and its Subsidiaries.

SECTION 6.11 Accounting Changes; Fiscal Year. Make any change in (i) its accounting policies or financial reporting practices except as required or permitted by GAAP or SAP, as the case may be, in effect from time to time or (ii) its fiscal year.

SECTION 6.12 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.13 Prepayments, Etc. of Other Indebtedness; and Modifications of Certain Other Agreements. Directly or indirectly:

(a)      make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Junior Subordinated Debentures or any Guarantees of the Borrower in respect of any Structured Securities issued with respect thereto, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Junior Subordinated Debentures or any such guarantees, except for payments of regularly scheduled interest and mandatory payments of fees and expenses in each case required by the terms of the applicable Debenture Indentures or other documents evidencing or governing any such Junior Subordinated Debentures or guarantees, but only to the extent permitted under the subordination provisions applicable thereto, provided that the Borrower may make any such payments or other distributions:

(i)       at any time after the Term Loans have been repaid in full in cash, in an aggregate amount since the Effective Date not to exceed, at the time such payments are made, $50,000,000; provided, that (1) at the time such payments are made, each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole (other than any Regulated Insurance Company that was acquired less than one year prior to the date of such payment) has a financial strength rating by A.M. Best Company of not less that “A-” at the time of such payment to the extent such Regulated Insurance Company has an A.M. Best Company financial strength rating, and (2) at the time such payments are made, no Event of Default has occurred and is continuing at the time of such payment (on a Pro Forma Basis); and

(ii)      in an amount equal to the amount that is permitted to be applied as a Restricted Payment pursuant to Section 6.07(m) and/or Section 6.07(n), but not so applied in any Fiscal Year; or

(b)      amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness in respect of any such Junior Subordinated Debentures or any such guarantees or any agreement evidencing, governing or otherwise related to such Indebtedness:

(i)      which amends or modifies the subordination provisions contained therein in a manner adverse to the Lenders;

(ii)      which shortens the fixed maturity or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Indebtedness, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; or

(iii)      which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions.

SECTION 6.14 Financial Covenants.

(a)      Consolidated Net Worth. The Borrower will not permit the Consolidated Net Worth, as of the end of any Fiscal Quarter after the Effective Date, to be less than the sum of (i)

$2,657,683,000, (ii) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for the period commencing on July 1, 2018 and ending on December 31, 2018, if such Consolidated Net Income is positive, (iii) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for each Fiscal Year (beginning with the Fiscal Year ending December 31, 2019) for which such Consolidated Net Income is positive and (iv) an amount equal to 50% of the net cash proceeds received by the Borrower from the issuance of any of its Equity Interests issued during the period from, and including, the Effective Date through the end of such Fiscal Quarter.

(b)      Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, as of the end of any Fiscal Quarter after the Effective Date, to exceed 0.35 to 1.0.

(c)      Risk-Based Capital. The Borrower will not permit the “total adjusted capital” (within the meaning of the Insurance Model Act as of the Effective Date) of TIC (or if another Subsidiary succeeds to TIC as the reinsurer under the Intercompany Reinsurance Pooling Agreement, such other Subsidiary in lieu of TIC), as determined as of the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2018, to be less than 275.0% of the applicable “Authorized Control Level RBC” (within the meaning of the Insurance Model Act) of TIC (or such other Subsidiary, if applicable).

(d)      Minimum Rating. The Borrower will not permit or suffer the financial strength rating of each Regulated Insurance Company that is material to the Borrower and its Subsidiaries, taken as a whole by A.M. Best Company to be less than “B++” at any time to the extent such Regulated Insurance Company has an A.M. Best Company financial strength rating; provided that, in the case of a Regulated Insurance Company that is acquired after the Effective Date, such Regulated Insurance Company may have a financial strength rating by A.M. Best Company of less than “B++” until the date that is one (1) year after the date of acquisition of such Regulated Insurance Company.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)      the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)      any representation or warranty made or deemed made by or with respect to the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)      the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), or 5.08 or in Article VI;

(e)      the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) consecutive calendar days after the earlier of (i) actual knowledge of the Borrower of such default and (ii) notice thereof from the Administrative Agent to the Borrower;

(f)      the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, beyond any applicable grace period with respect thereto;

(g)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.01(g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any requirement to make a cash payment as a result of the early termination of a Permitted Call Spread Swap Agreement, (iii) any requirement to deliver cash upon conversion of Permitted Convertible Notes or (iv) the Indebtedness under the Convertible 2044 Notes Indenture, so long as the Borrower has satisfied its payment obligations in respect of the Convertible 2044 Notes;

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)      the Borrower or any Material Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(j)      the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)      there is entered against the Borrower or any Subsidiary thereof (A) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or reinsurance, has been notified of the potential claim and does not dispute coverage) other than judgments or orders entered against the Borrower or any Subsidiary in relation to Permitted Non-Recourse Secured Debt where recourse with respect to such judgment or order remains limited to Liens securing such Permitted Non-Recourse Secured Debt to the extent such Liens are permitted by the definition of Permitted Non-Recourse Secured Debt, or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and in case of either (A) or (B), (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(l)      one or more ERISA Events or noncompliance with respect to Foreign Pension Plans shall have occurred that when taken together with all other such ERISA Events and noncompliance with respect to Foreign Pension Plans that have occurred, could reasonably be expected to result in liability of the Borrower and any Subsidiaries and its ERISA Affiliates in an aggregate amount exceeding (i) the Threshold Amount in any year or (ii) the Threshold Amount for all periods;

(m)      a Change in Control shall occur;

(n)      any material provision of any Loan Document, at any time after the execution and delivery of such Loan Document and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, shall cease to be in full force and effect; or the Borrower (or any Person by, through or on behalf of the Borrower) shall contest in writing the validity or enforceability of any provision of any Loan Document; or the Borrower shall deny in writing that it has any or further liability or obligation under any provision of any Loan Document, or purport to revoke, terminate or rescind any provision of any Loan Document; or

(o)      any one or more Insurance Licenses of the Borrower or any of its Regulated Insurance Companies shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.

then, (I) and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and (II) in case of any event with respect to the Borrower described in Section 7.01(h) or 7.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Equity Cure Right.

(a)      Notwithstanding anything to the contrary contained in Section 7.01, for purposes of determining compliance with the financial covenants set forth in Section 6.14(a) and 6.14(b) (as referred to in this Section 7.02, the “Specified Financial Covenants”), as applicable, the Borrower shall have the right to, at any time following the last day of the applicable Fiscal Quarter until (and including) the day that is five (5) Business Days after the day on which Financials are required to be delivered for such Fiscal Quarter, issue Qualified Equity Interests for cash or otherwise receive cash contributions in respect of its Qualified Equity Interests, and upon the receipt by the Borrower of the cash proceeds of such issuance or contribution, such cash proceeds will, at the option of the Borrower, be included in the calculation of Consolidated Total Capitalization and Consolidated Net Worth, solely for the purposes of determining compliance with the Specified Financial Covenants at the end of such Fiscal Quarter (any such proceeds so included in the calculation of such Specified Financial Covenants, a “Specified Equity Contribution”); provided that (a) in each four consecutive Fiscal Quarter period, there shall be at least two Fiscal Quarters in respect of which no Specified Equity Contribution is made, (b) no more than four (4) Specified Equity Contributions may be made under the credit facilities established hereby, (c) for purposes of this Section 7.02, the amount of any Specified Equity Contribution shall be no greater than the minimum amount required to cause the Borrower to be in compliance (on a Pro Forma Basis) with such Specified Financial Covenants, as applicable, (d) all Specified Equity Contributions shall be disregarded solely for purposes of determining the “Consolidated Leverage Ratio” for purposes of any determination of the “Applicable Rate”, and (e) for purposes of determining such compliance with the Specified Financial Covenants, there shall be no pro forma reduction in Indebtedness for Indebtedness repaid with proceeds of a Specified Equity Contribution (except with respect to quarters that commence after the last day of any Fiscal Quarter in respect of which a Specified Equity Contribution is made, to the extent such proceeds of a Specified Equity Contribution are actually applied to prepay Indebtedness).

(b)      If Parent gives the Administrative Agent notice of its intent to make a Specified Equity Contribution before or within five (5) Business Days after the date on which such Financials are due, no Event of Default in respect of the Specified Financial Covenants (and no other Default or Event of Default as a result thereof) that would be cured by the making of such Specified Equity Contribution shall be deemed to have occurred (and for the avoidance of doubt, none of Administrative Agent, any Lender or any Issuing Bank shall have the right to accelerate the Loans, terminate any Commitment or otherwise take any action under Section 7.01 with respect thereto) unless and until Parent fails to make such Specified Equity Contribution on or prior to the date that is five (5) Business Days after the date such Financials were due; provided that until such Specified Equity Contribution is received by the Borrower (i) no Revolving Loan nor issuance or extension of any Letter of Credit shall be required to be made by any Lender and (ii) no permitted action conditioned upon the absence of a Default or Event of Default may be taken, and no carve-out or basket conditioned upon the absence of a Default or Event of Default may be utilized.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 General.

(a)      Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)      The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)      The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)      The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)      The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)      Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor; provided, that no such consent of the Borrower shall be required in the event a Default or Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring

Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)      Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further confirms that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(h)      None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

(i)      The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(j)      As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirements of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirements of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this

Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(k)      Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder

SECTION 8.02 Posting of Communications.

(a)      The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system (the “Approved Electronic Platform”).

(b)      Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)      THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT, OR ANY OF THEIR

RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)      Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and the Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or the Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)      Each of the Lenders, the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)      Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03 Certain ERISA Matters.

(a)      Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)      the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)      In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)      none of the Administrative Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(ii)      the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)      the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)      the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)      no fee or other compensation is being paid directly to the Administrative Agent, or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)      The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a)      Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, telecopy, or email as follows:

(i)      if to the Borrower, to it at AmTrust Financial Services, Inc., 59 Maiden Lane, 42nd Floor, New York, NY 10038, Attention of Evan Greenstein (Telecopy No. 212-220-7130; Telephone No. 646-458-3319);

(ii)      if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, Floor L2S, Chicago, IL 60603-2300, Attention of Yuvette Owens (Telecopy No. (888) 303-9732), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York, NY 10017, Attention of Hector Varona (email: hector.varona@jpmorgan.com);

(iii)      if to JPMorgan in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, IL 60603-2300, Attention of Debra Williams (email: Chicago.lc.agency.activity.team@jpmchase.com); and

(iv)      if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Notices delivered through email shall be effective as provided in paragraph (c) below.

(b)      Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)      Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a)      No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)      Except as provided in Section 2.19 with respect to an Incremental Term Loan Amendment, as provided in Section 2.21 with respect to extensions of the Term Loans, Revolving Commitments and Revolving Loans, as provided in Section 2.13(b) or as provided in clauses (c) and (e) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that none of (A) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement), (B) any amendment entered into pursuant to the terms of Section 2.13(b) or (C) any waiver of the applicability of the Default Rate, shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii), even if the effect of such amendment would be to reduce the rate of interest on any Loan or any LC Disbursement or to reduce any fee payable hereunder, (iii) postpone the Maturity Date or the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, extend the scheduled date of any amortization payment in respect of a Term Loan, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change the last sentence of Section 2.08(c), Section 2.17(b) or Section 2.17(d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or, with respect to changes affecting only one Class of Loans or Commitments, each Lender of such Class) (it being understood that, solely with the consent of the parties prescribed by Section 2.19 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders (or such other number or percentage of the Term Lenders as shall be necessary, pursuant to the terms in the Loan Documents) on substantially the same basis as the Commitments and the Loans are included on the Effective Date); provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Bank) and (2) no such agreement shall amend or modify the provisions of Section 2.05 or any Letter of Credit Document executed by the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Borrower, the Administrative Agent and such Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)      Notwithstanding the foregoing clauses (a) and (b):

(i)      This Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Commitments, the initial Term Loans and the accrued interest and fees in respect of the foregoing and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders;

(ii)      This Agreement may be amended (or amended and restated) from time to time with the written consent of the Borrower and (x) with respect to any Incremental Term Loans, the Lenders providing such Incremental Term Loans or (y) with respect to any extensions pursuant to Section 2.21, the Extending Lenders with respect to such extension (and, in each case, the consent of the Required Lenders shall not be required) to (a) permit such Incremental Term Loans to be outstanding hereunder or give effect to such extensions, as applicable, and to permit the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, the Term Loans and the Revolving Loans, and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the Lenders of such Incremental Term Loans or such Extending Lenders, as applicable, in any determination of the requisite lenders required hereunder, including Required Lenders, subject to the approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) of the technical terms of such amendments; and

(iii)      Technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to integrate any Incremental Term Loan in a manner consistent with Section 2.19, or any extension to the Maturity Date in a manner consistent with Section 2.21, including, as may be necessary to establish such Incremental Term Loan, or any Loan or Commitment that is the subject of such extension, as a separate Class or tranche from the existing Term Loans.

(d)      If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent (which bank or other entity may be another Lender, if a Lender accepts such assignment) shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date (including in respect of its Revolving Commitment) and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and participations in LC Disbursements from the replacement Lender. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee Lender (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Non-Consenting Lender need not be a party to such Assignment and Assumption (or such other agreement pursuant to an Approved Electronic Platform) in order for such assignment to be effective and such Non-Consenting Lender shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the parties to such assignment shall execute and deliver such documents necessary to evidence such assignment, as reasonably requested by such Non-Consenting Lender, provided that any such documents shall be without recourse to or warranty by the parties such documents.

(e)      Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)      The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable and invoiced legal fees, charges and disbursements of one firm as counsel for the Arrangers and their Affiliates (and, in addition to such firm, to the extent reasonably necessary, (x) one local counsel engaged in each relevant jurisdiction and (y) one regulatory counsel in each relevant specialty), in each case, taken as a whole, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and invoiced legal fees, charges and disbursements of one firm as counsel for the Administrative Agent, the Issuing Bank and the Lenders (and, in addition to such firm, to the extent reasonably necessary, (x) one local counsel engaged in each relevant jurisdiction and (y) one regulatory counsel in each relevant specialty), in each case, taken as a whole, and in the case of any actual or reasonably perceived conflicts of interest in connection with the enforcement of the Administrative Agent’s, the Issuing Bank’s or a Lender’s rights under this Agreement and any other Loan Document, including its rights under this Section, in each case where the Administrative Agent, an Issuing Bank or a Lender informs the Borrower of such conflict and thereafter retains its own counsel, one additional firm as counsel (and, in addition to such firm, to the extent reasonably necessary, (x) one local counsel engaged in each relevant jurisdiction and (y) one regulatory counsel in each relevant specialty), in each case, to each group of similarly affected indemnified persons.

(b)      The Borrower shall indemnify the Administrative Agent, each Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees (and, in addition to such firm, to the extent reasonably necessary, (x) one local counsel engaged in each relevant jurisdiction and (y) one regulatory counsel in each relevant specialty), in each case, taken as a whole, and in the case of any actual or reasonably perceived conflicts of interest where an Indemnitee informs the Borrower of such conflict and thereafter retains its own counsel, one additional firm as counsel (and, in addition to such firm, to the extent reasonably necessary, (x) one local counsel engaged in each relevant jurisdiction and (y) one regulatory counsel in each relevant specialty), in each case, to each group of similarly affected indemnified persons) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case, whether based in contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Related Party, (B) a claim brought against such Indemnitee for material breach of the obligations of such Indemnitee or such Indemnitee’s Related Party under any Loan Document or (C) a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that arises from a dispute solely between or among the Indemnitees (other than a proceeding that is brought against the Administrative Agent, any Issuing Bank or any other agent or co-agent or any Arranger, in each case, in their respective capacities as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)      To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)      To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent of direct and actual damages that are found by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or such Indemnitee’s Related Party and (ii) neither any Indemnitee nor any other party to this Agreement or any other Loan Document shall be liable, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve or otherwise limit the Borrower of its indemnity obligations under Section 9.03(b).

(e)      All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      (i)        Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)      the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof);

provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee;

(B)      the Administrative Agent; and

(C)      the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)      Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $2,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consent to such lesser amount; provided, that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)      the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)      The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)      Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.05(d) or (e), 2.06(b), 2.17(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)      Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than contingent obligations for which no claim has been asserted or which are not otherwise then due and payable) or any Letter of Credit is outstanding (that has not been cash collateralized in accordance with Section 2.06(j)) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the

Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06      Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions or increases of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07      Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09      Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York provided, however, that the laws of the State of Delaware shall govern (x) with respect to Section 4.01(i)(A), whether the Merger has been consummated in accordance with the terms of the Merger Agreement, (y) with respect to Section 4.01(i)(C), the interpretation of the definition of “Material Adverse Effect” under and as defined in the Merger Agreement and whether a “Material Adverse Effect” has occurred and (z) with respect to Section 4.01(j)(A), whether the Specified Merger Representations are accurate (including any determination concerning whether as a result or any inaccuracy of any such representation in the Merger Agreement, Parent has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger); it being understood that any such construction or interpretation of New York and Delaware law, as applicable, shall be without regard to the principles of conflicts of laws of such state, to the extent that the same would require or permit the application of the law of another jurisdiction with respect to those matters delegated to such state hereunder.

(b)      Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)      Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York state or Federal court described in Section 9.09(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case who need to know such Information in connection with the Loan Documents and the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (provided that, except with respect to any routine audit or examination by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable law, rule or regulation, the applicable disclosing Person shall use reasonable efforts to promptly notify the Borrower of such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except with respect to any routine audit or examination by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable law, rule or regulation, the applicable disclosing Person shall use reasonable efforts to promptly notify the Borrower of such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT

PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 No Advisory or Fiduciary Responsibility. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.16 Termination of Commitments under Existing Credit Facility. Each of the signatories hereto that is also a party to the Existing Credit Facility hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the Existing Credit Facility will be terminated automatically. This Agreement constitutes notice thereof and pursuant hereto the requirement contained in Section 2.08(c) of the Existing Credit Facility that three (3) Business Days’ (as defined therein) notice of the termination of such commitments be given to the administrative agent thereunder is waived.

SECTION 9.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMTRUST FINANCIAL SERVICES, INC., as the Borrower

By	/s/ Adam Karkowsky
Name: Adam Karkowsky
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Hector J. Varona
Name: Hector J. Varona
Title: Executive Director

FIFTH THIRD BANK, individually as a Lender

By	/s/ Christine Reyling
Name: Christine Reyling
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION, individually as a Lender

By	/s/ James Cribbet
Name: James Cribbet
Title: Senior Vice President

BANK OF AMERICA, N.A., individually as a Lender

By	/s/ Chris Choi
Name: Chris Choi
Title: Director

BMO HARRIS BANK N.A., individually as a Lender

By	/s/ Benjamin Mlot
Name: Benjamin Mlot
Title: Vice President

Signature Page to Credit Agreement

AmTrust Financial Services, Inc.

REGIONS BANK, individually as a Lender

By	/s/ Andrew Staszesky
Name: Andrew Staszesky
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender

By	/s/ Mona Tavss
Name: Mona Tavss
Title: Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION, individually as a Lender

By	/s/ Liliana Huerta Correa
Name: Liliana Huerta Correa
Title: Vice President

CIBC BANK USA, individually as a Lender

By	/s/ Daniel A. Palmer
Name: Daniel A. Palmer
Title: Managing Director

SUNTRUST BANK, individually as a Lender

By	/s/ Doug Kennedy
Name: Doug Kennedy
Title: Director

Signature Page to Credit Agreement

AmTrust Financial Services, Inc.

Schedule 1.01(a) – Permitted Tax Incentive Financing Transactions

East Ninth & Superior, LLC and 800 Superior, LLC are Subsidiaries of the Borrower.

1.	Unsecured loan in an aggregate principal amount not to exceed $5,000,000 from the State of Ohio to East Ninth & Superior, LLC.

2.	Unsecured loan in an aggregate principal amount not to exceed $2,500,000 from the Borrower or a Subsidiary to East Ninth & Superior, LLC.

3.

Four Qualified Low-Income Community Investment (“QLICI”) Loans in an aggregate principal amount not to exceed $9,400,000 from CNMIF II (I), LLC to 800 Superior, LLC, each secured by a mortgage on the real property being financed by such loans.

4.

Three QLICI Loans in an aggregate principal amount not to exceed $10,000,000 from Key Community Development New Markets IV LLC to 800 Superior, LLC, each secured by a mortgage on the real property being financed by such loans.

5.	Guaranty by the Borrower of QLICI Loans made by CNMIF II (I), LLC and Key Community Development New Markets IV LLC to 800 Superior, LLC.

6.	Guaranty by the Borrower of 50% of the $5,000,000 unsecured loan from the State of Ohio to East Ninth & Superior, LLC.

7.	Two unsecured leveraged loans in an aggregate principal amount not to exceed $4,192,000 from East Ninth & Superior, LLC to 800 Superior NMTC Investment Fund II LLC.

8.	Two leveraged loans in an aggregate principal amount not to exceed $7,392,000 from East Ninth & Superior, LLC to 800 Superior NMTC Investment Fund LLC.

9.	Equity Investment by the Borrower in 24.5% of the Equity Interests of 800 Superior NMTC Investment Fund II LLC.

10.	Unsecured loan in an aggregate principal amount of $3,000,000 from Cuyahoga County in connection with the Permitted Tax Incentive Financing Transactions.

11.	Guaranty by the Borrower of 50% of a $3,000,000 unsecured loan from Cuyahoga County in connection with the Permitted Tax Incentive Financing Transactions.

12.	Indemnity/Contribution Agreement between the Borrower and National General Holdings Corp.

13.	Equity Investment by AmTrust North America Inc. in 50% of the Equity Interests of East Ninth & Superior, LLC.

14.	Equity Investment by the Borrower in 50% of the Equity Interests of 800 Superior, LLC.

15.	Lease between 800 Superior, LLC and AmTrust North America Inc.

16.	Lease between 800 Superior, LLC and GMAC Insurance Management Corporation.

17.	All documents evidencing the foregoing.

Schedule 1.01(a)

SCHEDULE 2.01A

COMMITMENTS

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT

JPMORGAN CHASE BANK, N.A.	$61,333,333.34	$53,666,666.66

FIFTH THIRD BANK	$61,333,333.34	$53,666,666.66

KEYBANK NATIONAL ASSOCIATION	$61,333,333.33	$53,666,666.67

BANK OF AMERICA, N.A.	$40,000,000.00	$35,000,000.00

BMO HARRIS BANK N.A.	$40,000,000.00	$35,000,000.00

REGIONS BANK	$40,000,000.00	$35,000,000.00

U.S. BANK NATIONAL ASSOCIATION	$40,000,000.00	$35,000,000.00

ASSOCIATED BANK, NATIONAL ASSOCIATION	$21,333,333.33	$18,666,666.67

CIBC BANK USA	$21,333,333.33	$18,666,666.67

SUNTRUST BANK	$13,333,333.33	$11,666,666.67

AGGREGATE COMMITMENTS	$400,000,000	$350,000,000

Schedule 2.01A

SCHEDULE 2.01B

LETTER OF CREDIT COMMITMENTS

LENDER	LETTER OF CREDIT COMMITMENT

JPMORGAN CHASE BANK, N.A.	$200,000,000

AGGREGATE LETTER OF CREDIT COMMITMENTS	$200,000,000

Schedule 2.01B

SCHEDULE 2.05

EXISTING LETTERS OF CREDIT

AMTRUST INTERNATIONAL INSURANCE LTD

Issuer	LC Number	Global Amount	Beneficiary	Expiration Date

JPMorgan Chase Bank, N.A.	CPCS-705795	$143,850,000.00	TECHNOLOGY INSURANCE COMPANY, INC.	DEC 31, 2018

JPMorgan Chase Bank, N.A.	TTTS-269078	$486,609.00	STATE NATIONAL INSURANCE	JUN 27, 2019

JPMorgan Chase Bank, N.A.	TTTS-334393	$4,975,891.00	UNITED SPECIALTY INSURANCE COMPANY	JUN 30, 2019

JPMorgan Chase Bank, N.A.	TTTS-694452	CAD 1,000,000.00 (Approx. $775,000.00)	TRAVELERS GUARANTEE COMPANY OF CANADA	MAR 1, 2019

AMTRUST FINANCIAL SERVICES INC.

Issuer	LC Number	Global Amount	Beneficiary	Expiration Date

JPMorgan Chase Bank, N.A.	CPCS-974381	$1.00	TECHNOLOGY INSURANCE COMPANY	DEC 31, 2018

JPMorgan Chase Bank, N.A.	NUSCGS002295	$590,000.00	ARROWOOD INDEMNITY COMPANY	DEC 15, 2018

JPMorgan Chase Bank, N.A.	NUSCGS007606	CHF 300,000.00 (Approx. $305,400.00)	GVB PRIVATVERSICHERUNG AG	MAR 1, 2019

MOTORS INSURANCE COMPANY LTD

Issuer	LC Number	Global Amount	Beneficiary	Expiration Date

JPMorgan Chase Bank, N.A.	CPCS-865013	$3,900,000.00	AKSIGORTA AS	MAR 12, 2019

JPMorgan Chase Bank, N.A.	CPCS-891463	$1,000,000.00	ACE INA OVERSEAS INSURANCE	APR 30, 2019

JPMorgan Chase Bank, N.A.	CTCS-719622	EURO 8,693,000.00 (Approx. $10,092,573.00)	CG CAR-GARANTIE VERSICHERUNGS-AG	JUL 31, 2019

JPMorgan Chase Bank, N.A.	CTCS-764263	EURO 800,000.00 (Approx. $928,800.00)	OPEL HELLAS SA	DEC 31, 2018

Schedule 2.05

JPMorgan Chase Bank, N.A.	CTCS-773630	$5,200,000.00	LIBERTY MUTUAL INSURANCE COMPANY	OCT 13, 2019

JPMorgan Chase Bank, N.A.	CTCS-792996	$1,800,000.00	OPEN JOINT STOCK COMPANY	NOV 30, 2018

Schedule 2.05

Schedule 3.06 – Litigation

1.

Cambridge Retirement System, derivatively on behalf of nominal defendant Amtrust Financial Services, Inc. v. Donald DeCarlo, Susan C. Fisch, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, Barry Zyskind, Leah Karfunkel, ACP Re. Ltd., and National General Holdings Corp. (Delaware Court of Chancery, C.A. No. 10879-CB).

2.	In re AmTrust Derivative Litigation (USDC for the District of Delaware, Case No. 1:17-CV-00553-GMS).
3.

David Shaev Profit Sharing Plan v Donald DeCarlo, Susan Fisch, Abraham Gulkowitz, Jay J. Miller, Michael Karfunkel, Ronald E. Pipoly, Jr., Barry D. Zyskind and AmTrust Financial Services, Inc. (Supreme Court of the State of New York, County of New York, Index No.: 652273/2017).

4.	In re Amtrust Financial Services, Inc. Securities Litigation (USDC for the Southern District of New York, Case No.: 1:17-CV-1545-LAK).
5.	Pompano Beach Direct Class Action (Court of Chancery of the State of Delaware, Case No. 2018-0396-AGB).
6.	2018 Cambridge Class Action (Court of Chancery of the State of Delaware, Case No. 2018-0402-AGB).
7.	Securities and Exchange Commission (FW – 03814).

*Please refer to the public disclosures of AmTrust Financial Services, Inc. for additional details concerning the above matters.

Schedule 3.06

Schedule 3.15 – Subsidiaries

Entity Name	Jurisdiction of Organization	Person Holding Interest	Percentage Interest

10909 McCormick Road LLC	Delaware	Technology Insurance Company, Inc.	100%

1262 East 14th Purchaser LLC	New York	AFS Realty Member, LLC	100%

17771 Cowan LLC	Delaware	AMT Global Realty Holdings LLC	100%

360 Market Place, LLC	Delaware	AmTrust Financial Services, Inc.	100%

3925 Brookside Parkway LLC	Delaware	AmTrust Financial Services, Inc.	100%

400 Executive Boulevard Southington, LLC	Delaware	AmTrust Financial Services, Inc.	100%

4455 LBJ Freeway LLC	Delaware	AmTrust Financial Services, Inc.	50%

		National General Re Ltd.*	50%

7125 West Jefferson LLC	Delaware	AmTrust Financial Services, Inc.	100%

723 St. Nicholas Holdings LLC	New York	AMT NY Realty Holdings, LLC	90%

		Stoneblock Group LLC*	10%

800 Superior, LLC	Delaware	AmTrust Financial Services, Inc.	50%

		Integon National Insurance Company*	50%

AA Gadget Repair Limited	Ireland	Gadget Repair Solutions Limited	100%

Advantage Comp, Inc.	New Jersey	AmTrust Agency Holdings LLC	100%

AFS Realty Holdings, LLC	Delaware	AFS Realty Member, LLC	100%

AFS Realty Member, LLC	Delaware	AmTrust Financial Services, Inc.	100%

Agent Alliance Reinsurance Company, Ltd.	Bermuda	AmTrust International Insurance, Ltd.	100%

AII Insurance Management Limited	Bermuda	AmTrust Bermuda III Ltd.	100%

AII Investment Holdings Ltd.	Bermuda	Technology Insurance Company, Inc.	100%

AII Reinsurance Broker, Ltd.	Bermuda	AmTrust Bermuda III Ltd.	100%

AmCafe LLC	Delaware	Finagra USA Inc.	100%

AMT Capital Holdings III S.A.	Luxembourg	AmTrust Equity Solutions Ltd.	100%

AMT Capital Holdings S.A.	Luxembourg	AmTrust Financial Services, Inc.	50%

		American Capital Acquisition Investments S.A.*	50%

AMT Chronos S.A.	Luxembourg	AmTrust Holdings Luxembourg S.a.r.l.	100%

AMT Claims Services, Inc.	Florida	AmTrust Warranty Holdings LLC	100%

AMT Corporate Member Holdings Limited	United Kingdom	AmTrust Equity Solutions Ltd.	100%

AMT Direct Services Holdings, LLC	Delaware	AmTrust Financial Services, Inc.	100%

AMT Direct Title, LLC	Delaware	AmTrust Financial Services, Inc.	100%

AMT Exchequer (Jersey) No. 1 Limited	Jersey	AMT Exchequer Court Limited	100%

AMT Exchequer (Jersey) No. 2 Limited	Jersey	AMT Exchequer Court Limited	100%

AMT Exchequer Court Limited	United Kingdom	AmTrust International Insurance, Ltd.	100%

AMT Global Realty Holdings LLC	Delaware	AmTrust International Insurance, Ltd.	100%

		AmTrust Insurance Company of Kansas, Inc.	6%

* Entity is a non-Subsidiary of the Borrower

Schedule 3.15

		ARI Insurance Company	3.5%

		First Nonprofit Insurance Company	3%

		Milford Casualty Insurance Company	2.5%

		Technology Insurance Company, Inc.	48%

		Wesco Insurance Company	37%

AMT Home Protection Company	California	AmTrust Warranty Holdings LLC	100%

AMT Investments LLC	Delaware	AmTrust Financial Services, Inc.	100%

AMT JV Holdings LLC	Delaware	AmTrust Financial Services, Inc.	100%

AMT Mortgage Insurance Limited	United Kingdom	AmTrust Europe Limited	100%

AMT Mortgage Services Limited	United Kingdom	AMT Mortgage Insurance Limited	100%

AMT Nonprofit Insurance Agency, Inc.	Illinois	AmTrust North America, Inc.	100%

AMT NY Realty Holdings, LLC	New York	AmTrust International Insurance, Ltd.	100%

AMT Plutus S.A.	Luxembourg	AmTrust Holdings Luxembourg S.a.r.l.	100%

AMT RE NY Holdings LLC	Delaware	AFS Realty Holdings, LLC	100%

AMT Ventures Holdings LLC	Delaware	AmTrust Financial Services, Inc.	100%

AmTrust Agency Holdings LLC	Delaware	AmTrust Financial Services, Inc.	100%

AmTrust Agriculture Insurance Services, LLC	California	AmTrust Agency Holdings LLC	100%

AmTrust at Lloyd’s Limited	United Kingdom	AmTrust Syndicate Holdings Limited	100%

AmTrust Bermuda I Ltd.	Bermuda	AmTrust International Insurance, Ltd.	100%

AmTrust Bermuda II Ltd.	Bermuda	AmTrust Bermuda I Ltd.	100%

AmTrust Bermuda III Ltd.	Bermuda	AmTrust Bermuda II Ltd.	100%

AmTrust Bermuda IV Ltd.	Bermuda	AmTrust International Insurance, Ltd.	60%

		AmTrust International Bermuda Ltd.	40%

AmTrust Captive Solutions Limited	Luxembourg	AmTrust Holdings Luxembourg S.a.r.l.	100%

AmTrust Cayman Reinsurance Company, Ltd.	Cayman Islands	AmTrust Financial Services, Inc.	100%

AmTrust Central Bureau of Services Ltd.	United Kingdom	ANV Holding B.V.	100%

AmTrust Claims Management SRL	Italy	AmTrust International Limited	100%

AmTrust Corporate Capital Limited	United Kingdom	AmTrust International Limited	100%

AmTrust Corporate Member Limited	United Kingdom	AmTrust Lloyd’s Holdings Limited	100%

AmTrust Corporate Member Two Limited	United Kingdom	AmTrust Lloyd’s Holdings Limited	100%

AmTrust E&S Insurance Services, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

AmTrust Equity Solutions Ltd	Bermuda	AII Insurance Management Limited	50%

		AII Reinsurance Broker, Ltd.	50%

AmTrust Europe Legal Limited	United Kingdom	AmTrust Europe Limited	100%

Schedule 3.15

AmTrust Europe Limited	United Kingdom	AmTrust International Limited	100%

AmTrust France SAS	France	AmTrust International Limited	100%

AmTrust Gestion Bolivia S.R.L.	Bolivia	AmTrust Insurance Spain, S.L.U.	100%

AmTrust Gestion Paraguay S.A.	Paraguay	AmTrust Insurance Spain, S.L.U.	100%

AmTrust Gestion Peru S.A.C.	Peru	AmTrust Insurance Spain, S.L.U.	100%

AmTrust Holdings Luxembourg S.a.r.l	Luxembourg	AmTrust Bermuda II Ltd.	100%

AmTrust Insurance Agency Italy S.r.l.	Italy	AmTrust Ireland Holdings II Limited	100%

AmTrust Insurance Company of Kansas, Inc.	Kansas	AmTrust Financial Services, Inc.	100%

AmTrust Insurance Luxembourg S.A.	Luxembourg	AmTrust Equity Solutions Ltd.	100%

AmTrust Insurance Services Norway AS	Norway	AmTrust Nordic Holding AB (Sweden)	100%

AmTrust Insurance Services Sweden AB	Sweden	AmTrust Nordic Holding AB (Sweden)	100%

AmTrust Insurance Spain, S.L.U.	Spain	AmTrust International Limited	100%

AmTrust International Bermuda Ltd.	Bermuda	AmTrust International Insurance, Ltd.	100%

AmTrust International Insurance, Ltd.	Bermuda	AmTrust Financial Services, Inc.	100%

AmTrust International Limited	United Kingdom	AmTrust Equity Solutions Ltd.	100%

AmTrust International Underwriters DAC	Ireland	AmTrust Equity Solutions Ltd.	100%

AmTrust Ireland Holdings II Limited	Ireland	AmTrust Equity Solutions Ltd.	100%

AmTrust Ireland Holdings Limited	Ireland	AmTrust Equity Solutions Ltd.	100%

AmTrust Italia Holdings LLC	Delaware	AmTrust International Insurance, Ltd.	100%

AmTrust Italia S.R.L.	Italy	AmTrust Europe Limited	100%

AmTrust Lloyd’s Holdings (UK) Limited	United Kingdom	AmTrust International Limited	100%

AmTrust Lloyd’s Holdings Limited	Cayman Islands	AmTrust International Limited	100%

AmTrust Management & Consultancy (China) Co., Ltd.	China	Car Care Plan Limited	100%

AmTrust Management Services Ireland Limited	Ireland	AmTrust Equity Solutions Ltd.	100%

AmTrust Management Services, Limited	United Kingdom	AmTrust International Limited	100%

AmTrust Mobile Solutions India Holdings Private Limited	India	AmTrust Mobile Solutions Singapore Pte. Ltd.	100%

AmTrust Mobile Solutions India Private Limited	India	AmTrust Mobile Solutions Singapore Pte. Ltd.	100%

AmTrust Mobile Solutions Malaysia Holdings Sdn. Bhd.	Malaysia	AmTrust Mobile Solutions Singapore PTE. LTD.	100%

AmTrust Mobile Solutions Malaysia Sdn.Bhd	Malaysia	AmTrust Mobile Solutions Malaysia Holdings Sdn. Bhd.	100%

AmTrust Mobile Solutions Philippines Inc.	Philippines	AmTrust Mobile Solutions Singapore PTE. LTD.	100%

AmTrust Mobile Solutions Singapore Pte. Ltd.	Singapore	AmTrust International Limited	77.5%

		InvestinAsia Pte. Ltd.*	22.5%

AmTrust Nordic Holding AB	Sweden	AmTrust Nordic, AB	100%

Schedule 3.15

AmTrust Nordic, AB	Sweden	AmTrust International Underwriters DAC	100%

AmTrust North America of Florida, Inc.	Florida	AmTrust Financial Services, Inc.	100%

AmTrust North America of Texas, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

AmTrust North America, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

AmTrust Revive Limited	United Kingdom	AmTrust International Limited	100%

AmTrust Search and Production LLC	Delaware	AMT Direct Title, LLC	100%

AmTrust Syndicate Holdings Limited	United Kingdom	AmTrust Lloyd’s Holdings Limited	100%

AmTrust Syndicate Services Limited	United Kingdom	AmTrust Syndicate Holdings Limited	100%

AmTrust Syndicates Limited	United Kingdom	ANV Syndicate Management Ltd.	100%

AmTrust Title Insurance Company	New York	AmTrust Financial Services, Inc.	100%

AmTrust Underwriters, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

AmTrust Underwriting Limited	United Kingdom	AmTrust Syndicate Holdings Limited	100%

AmTrust Warranty Holdings LLC	Delaware	AmTrust Financial Services, Inc.	100%

AmVenture Insurance Agency, Inc.	Delaware	AmTrust Agency Holdings LLC	100%

AmVenture Marketing Services, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

ANV Corporate Name Limited	United Kingdom	ANV Holdings (UK) Ltd	100%

ANV Global Services Ltd	United Kingdom	ANV MGA Services B.V.	100%

ANV Global Services, Inc.	New York	ANV Global Services Ltd	100%

ANV Holding B.V.	Netherlands	AmTrust Lloyd’s Holdings (UK) Limited	100%

ANV Holdings (UK) Ltd	United Kingdom	ANV Risk B.V. (Netherlands)	100%

ANV International B.V.	Netherlands	ANV Holding B.V.	100%

ANV MGA Services B.V.	Netherlands	ANV Holding B.V.	100%

ANV Risk B.V.	Netherlands	ANV Holding B.V.	100%

ANV Services US, Inc.	Delaware	AmTrust Central Bureau of Services Ltd.	100%

ANV Syndicate Management Ltd.	United Kingdom	ANV Holdings (UK) Ltd	100%

Arc Legal Assistance Limited	United Kingdom	AmTrust International Limited	100%

ARI Casualty Company	New Jersey	ARI Insurance Company	100%

ARI Holdco, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

ARI Insurance Company	Pennsylvania	ARI Holdco, Inc.	100%

Associated Industries Insurance Company, Inc.	Florida	AmTrust North America of Florida, Inc.	100%

Assure Space, LLC	Delaware	AmTrust Agency Holdings LLC	100%

Boca NW65, LLC	Delaware	AmTrust North America of Florida, Inc.	100%

Schedule 3.15

Builders Insurance Services, LLC	Delaware	Insco Insurance Services, Inc.	100%

BusinessBlocks Technologies, Inc.	Delaware	AMT Direct Services Holdings, LLC	100%

Canyon State Auto Insurance Services, Inc.	Arizona	Republic Companies, Inc.	100%

Capital Alpha Holdings, LLC	Delaware	Lion Capital Alpha, LLC	100%

Capital Oakland Holdings, LLC	Delaware	Lion Capital Alpha, LLC	100%

Car Care Pension Trustees Limited	United Kingdom	Car Care Plan (Holdings) Limited	100%

Car Care Plan (Holdings) Limited	United Kingdom	AmTrust International Limited	100%

Car Care Plan do Brasil Participacoes LTDA	Brazil	Car Care Plan Limited	100%

Car Care Plan GmbH	Germany	Car Care Plan Limited	100%

Car Care Plan Limited	United Kingdom	Car Care Plan (Holdings) Limited	100%

Car Care Plan Management Services Limited	United Kingdom	Car Care Plan (Holdings) Limited	100%

Car Care Plan Turkey Danisanlik Anonim Sirketi	Turkey	Car Care Plan Limited	100%

Caravan Security Storage Limited	United Kingdom	AmTrust International Limited	100%

CLE Investments Limited	United Kingdom	Composite Legal Expenses Limited	100%

Collegiate Insurance Brokers Limited	United Kingdom	Collegiate Limited	100%

Collegiate Limited	United Kingdom	AmTrust Europe Limited	100%

Collegiate Management Services Limited	United Kingdom	Collegiate Limited	100%

Commercial Care Plan Limited	United Kingdom	Car Care Plan Limited	100%

Composite Assistance Limited	United Kingdom	Composite Holdings Limited	100%

Composite Holdings Limited	United Kingdom	AmTrust International Limited	100%

Composite Legal Expenses Limited	United Kingdom	Composite Holdings Limited	100%

CorePointe Insurance Agency, Inc.	Michigan	CorePointe Insurance Company	100%

CorePointe Insurance Company	Delaware	AmTrust Financial Services, Inc.	100%

CPP Florida, LLC	Florida	AmTrust Warranty Holdings LLC	100%

Dent Wizard Ventures Limited	United Kingdom	AmTrust International Limited	100%

Developers Surety and Indemnity Company	California	Insco Insurance Services, Inc.	100%

Dore & Associates Holdings Limited	United Kingdom	AmTrust International Limited	100%

Dore Underwriting Services Limited	United Kingdom	Dore & Associates Holdings Limited	100%

East Ninth & Superior, LLC	Delaware	AmTrust North America, Inc.	50%

Schedule 3.15

		National General Holdings Corp.*	50%

Finagra Grains Limited	United Kingdom	Finagra Group Limited	100%

Finagra USA Inc.	Connecticut	Finagra Group Limited	100%

First Nationwide 1031 LLC	New York	First Nationwide Title Agency LLC	100%

First Nationwide Title Agency LLC	New York	AMT Direct Title, LLC	100%

First Nationwide Title Agency of Texas, LLC	Texas	First Nationwide Title Agency LLC	100%

First Nonprofit Insurance Company	Delaware	AmTrust Financial Services, Inc.	100%

FSO2 LLC	Delaware	The Finest Service Organization LLC	100%

Gadget Repair Solutions Limited	United Kingdom	AmTrust International Limited**	88.2%

Gadget Repair Solutions PTE LTD	Singapore	Gadget Repair Solutions Limited	100%

Heritage Indemnity Company	California	AmTrust Financial Services, Inc.	100%

I.G.I Intermediaries Limited	United Kingdom	AmTrust International Limited	100%

I.G.I. Administration Services Limited	United Kingdom	AmTrust International Limited	100%

Indemnity Company of California	California	Developers Surety and Indemnity Company	100%

Insco Insurance Services, Inc.	California	AmTrust Financial Services, Inc.	100%

Integrated Alpha, LLC	Delaware	Lion Capital Alpha, LLC	100%

IWS International Warranty Solutions GmbH	Germany	Car Care Plan (Holdings) Limited	50%

		CG Car-Garantie Versicherungs-Aktiengesellschaft	50%

Lion Capital Alpha, LLC	Delaware	AmTrust Financial Services, Inc.	100%

Lion Capital Beta, LLC	Delaware	Lion Capital Alpha, LLC	100%

Milford Casualty Insurance Company	Delaware	AmTrust Financial Services, Inc.	100%

Mobile Repair Solutions Malaysia SDN. BHD.	Malaysia	Gadget Repair Solutions Limited	100%

Motors Insurance Company Limited	United Kingdom	Car Care Plan (Holdings) Limited	100%

N.V. Belegging-en Beheermaatschapij Keizersgracht	Netherlands	AmTrust International Underwriters DAC	100%

National Home Repair Warranty, Inc.	Delaware	AmTrust North America, Inc.	100%

Nationale Borg Reinsurance N.V.	Curacao	AmTrust Equity Solutions Ltd.	100%

Nationale Waarborg B.V.	Netherlands	AmTrust International Underwriters DAC	100%

Neko 2018 B Funding LLC	Texas	Lion Capital Alpha, LLC	100%

Neko 2018 B LLC	Texas	Lion Capital Alpha, LLC	100%

NJ Realty Partners, LLC	Delaware	AMT Global Realty Holdings LLC	80%

		Bonim Capital LLC*	20%

Northcoast Solutions of Canada, ULC	British Columbia	Northcoast Warranty Services, Inc.	100%

Northcoast Warranty Services, Inc.	Delaware	AmTrust North America, Inc.	100%

** Several minority interest holders that are non-Subsidiaries of the Borrower own the remaining shares.

Schedule 3.15

NuPartners Insurance Solutions Inc.	California	AmTrust Financial Services, Inc.	100%

Oakwood Village Limited	United Kingdom	AmTrust International Limited	100%

Pedigree Livestock Insurance Limited	United Kingdom	AmTrust Europe Limited	100%

Plutus Holdings Gamma LLC	Delaware	Lion Capital Alpha, LLC	100%

Primero Sequros, S.A. de C.V.	Mexico	Wesco Insurance Company	100%

PT AmTrust Mobile Solutions Indonesia	Indonesia	AmTrust Mobile Solutions Singapore Pte. Ltd.	100%

PT AmTrust Mobile Solutions Indonesia Holdings	Indonesia	AmTrust Mobile Solutions Singapore PTE. LTD.	100%

REAF Holdings LLC	Delaware	AFS Realty Member, LLC	100%

Redray Pte. Ltd.	Singapore	AmTrust Ireland Holdings II Limited	100%

Republic Companies, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

Republic Diversified Services, Inc.	Delaware	Republic Underwriters Insurance Company	100%

Republic Fire and Casualty Insurance Company	Oklahoma	Republic Underwriters Insurance Company	100%

Republic General Agency, Inc.	Texas	Republic Companies, Inc.	100%

Republic Group No. Two Company	Missouri	Republic Companies, Inc.	100%

Republic Lloyds	Texas	Republic Diversified Services, Inc.	100%

Republic Underwriters Insurance Company	Texas	Republic Companies, Inc.	100%

Republic-Vanguard Insurance Company	Arizona	Republic Underwriters Insurance Company	100%

Right2Claim LTD	United Kingdom	AmTrust Europe Limited	100%

Rochdale Insurance Company	New York	AmTrust Equity Solutions Ltd.	100%

Rock Run South LLC	Delaware	AmTrust Financial Services, Inc.	100%

Rocklin Sierra College, LLC	Delaware	AmTrust Financial Services, Inc.	100%

RS-AIF LLC	Delaware	AmTrust Financial Services, Inc.	100%

Security National Insurance Company	Delaware	AmTrust Financial Services, Inc.	100%

Sequoia Indemnity Company	Nevada	Sequoia Insurance Company	100%

Sequoia Insurance Company	California	AmTrust Financial Services, Inc.	100%

Shanghai First Response Service Company Ltd.	China	Car Care Plan Limited	100%

Signal Acquisition LLC	Delaware	AmTrust North America, Inc.	100%

Signal Service Solutions, LLC	Delaware	Signal Acquisition LLC	100%

Southern County Mutual Insurance Company	Texas	Republic Group No. Two Company	100%

Southern Insurance Company	Texas	Republic Underwriters Insurance Company	100%

Southern Underwriters Insurance Company	Oklahoma	Republic Underwriters Insurance Company	100%

Technology Insurance Company, Inc.	Delaware	AmTrust Financial Services, Inc.	100%

Tecprotec AVA Sdn Bhd	Malaysia	AmTrust Mobile Solutions Singapore PTE. LTD.	100%

Schedule 3.15

Tecprotec LLC	Russian Federation	AmTrust Mobile Solutions Singapore PTE. LTD.**	95%

The Finest Service Organization LLC	Delaware	AmTrust Agency Holdings LLC	65%

		Shandon, LLC*	35%

Therium Finance 2 ICC	Jersey	AII Reinsurance Broker, Ltd.	100%

Therium Group Holdings Limited	Jersey	AmTrust International Limited	100%

Therium Litigation Finance A IC	Jersey	AII Reinsurance Broker, Ltd.	100%

Therium Litigation Finance A LLC	Delaware	TN Investment LLC	100%

Therium Litigation Finance AF IC	Jersey	AII Reinsurance Broker, Ltd.	100%

Therium Litigation Finance AF LLC	Delaware	TN Investment LLC	100%

Tiger Capital, LLC	Delaware	AMT Capital Holdings III S.A.	50%

	Delaware	American Capital Acquisition Investments S.A.	50%

TN Investment LLC	Delaware	Technology Insurance Company, Inc.	50%

		Wesco Insurance Company	50%

ToCo Warranty Corp.	Delaware	AmTrust Warranty Holdings LLC	100%

Vista Surety Insurance Solutions, LLC	California	Insco Insurance Services, Inc.	100%

Warrantech International de Chile Limitada	Chile	Warrantech International, Inc.	100%

Warrantech International, Inc.	Delaware	AmTrust Warranty Holdings LLC	100%

Wesco Insurance Company	Delaware	AmTrust Financial Services, Inc.	100%

Westlake Insurance Company (Bermuda), Ltd.	Bermuda	AmTrust Warranty Holdings LLC	100%

Westside Parkway GA, LLC	Delaware	AmTrust Financial Services, Inc.	100%

Schedule 3.15

Schedule 6.01 – Existing Indebtedness

1.

7.25% Subordinated Notes due 2055 in the aggregate principal amount of $150,000,000, issued pursuant to an Indenture dated as of December 21, 2011, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the fifth supplemental indenture, dated as of June 18, 2015, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee.

2.

7.50% Subordinated Notes due 2055 in the aggregate principal amount of $135,000,000, issued pursuant to an Indenture dated as of December 21, 2011, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the sixth supplemental indenture, dated as of September 16, 2015, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee.

3.	Seven-year Amended, Consolidated and Restated Mortgage Note in the amount of $10,250,000 payable by 723 St. Nicholas Holdings LLC, a Subsidiary of the Borrower.

4.

Parent Guaranty, effective October 14, 2009, made by the Borrower in favor of Microsoft Corporation for the obligations of AMT Warranty Corp. under its extended service plan program to cover the repair and/or replacement of certain consumer products sold by Microsoft.

5.

The Borrower is obligated to pay a five-year earn-out to Unified Grocers, Inc. pursuant to a stock purchase agreement, dated April 16, 2015, for the Borrower’s acquisition of Springfield Insurance Company and its affiliates. The earn-out is equal to 4.5% of gross written premium and is payable each year during the term of the master services agreement entered into between the Borrower and Unified Grocers, Inc. The amount of the remaining earn-out is projected to be approximately $5.0 million in the aggregate.

6.	Deferred Purchase price payable to sellers of Republic Companies, Inc. in the amount of $12.0 million.

7.

AMT Agency Holdings, Inc., a Subsidiary of the Borrower is obligated to pay a deferred purchase price and a five-year earn-out to the Sellers of Advantage Comp, Inc. pursuant to a share purchase agreement, dated September 9, 2016, among AMT Agency Holdings, Inc., David A. Scibal and Thomas Basil, Jr. The remaining amount of these payments is projected to be approximately $3.6 million.

8.

AMT Agency Holdings, Inc., a Subsidiary of the Borrower is obligated to pay a three-year earn-out to the members of Assure Space, LLC pursuant to a unit purchase agreement, dated July 18, 2016, among AMT Agency Holdings, Inc. and the members of Assure Space, LLC. The remaining amount of these payments is projected to be approximately $0.5 million in the aggregate.

9.	Term Promissory Note, dated April 18, 2016, issued by the Borrower in favor of Delek Finance US Inc. in the aggregate principal amount of $52.3 million.

10.	Standard Chartered Standby Letter of Credit (777020106066-L) in the amount of $1,000,000 issued in favor of Old Republic.

Schedule 6.01

11.

Bid Performance Bond facility provided by Elba Assicurazioni SPA in the amount of €500,000 to allow Italian branches of AmTrust Europe Ltd. and AmTrust International Underwriters DAC, both Subsidiaries of the Borrower, to participate in Italian public tenders for insurance services.

12.

Bid Performance Bond facility provided by Intesa Sanpaolo SPA in the amount of €38,000,000 to allow Italian branches of AmTrust Europe Ltd. and AmTrust International Underwriters DAC, both Subsidiaries of the Borrower, to participate in Italian public tenders for insurance services.

13.

Bid Performance Bond facility provided by Atradius Credit Insurance NV – Italian Branch in the amount of €9,500,000 to allow Italian branches of AmTrust Europe Ltd. and AmTrust International Underwriters DAC, both Subsidiaries of the Borrower, to participate in Italian public tenders for insurance services.

14.

Binding letter of patronage provided by the Borrower of an Italian liability credit facility provided by Atradius Credit Insurance NV – Italian Branch in the amount of €9,500,000 to allow Italian branches of AmTrust Europe Ltd. and AmTrust International Underwriters DAC, both Subsidiaries of the Borrower, to participate in Italian public tenders for insurance services.

15.

Bid Performance Bond facility provided by Sace BT SPA in the amount of €4,500,000 to allow Italian branches of AmTrust Europe Ltd. and AmTrust International Underwriters DAC, both Subsidiaries of the Borrower, to participate in Italian public tenders for insurance services.

16.

ING Bank N.V. Guarantee Facility, dated June 3, 2014 and most recently amended February 17, 2017, with AmTrust International Underwriters DAC, a Subsidiary of the Borrower, in the amount of €537,826.76, CHF 150,000.00 and CAD 1,898,675.00.

17.

Credit Agreement, dated March 6, 2015 and most recently amended December 27, 2017, between Nationale Borg Reinsurance N.V., a Subsidiary of the Borrower, and Deutsche Bank AG with a credit limit of €70,000,000.

18.

Credit Agreement, dated December 14, 2012 and most recently amended January 9, 2018, between AmTrust International Underwriters DAC, a Subsidiary of the Borrower, and Deutsche Bank AG with a credit limit of €5,000,000.

19.	Uncommitted Credit Facility, dated December 22, 2006, between AmTrust International Underwriters DAC, a Subsidiary of the Borrower, and BHF Bank with a maximum capacity of €1,650,000.

20.	Republic Companies, Inc. Qualified Defined Benefit Plan Deficit of $15.8 million (assumed in connection with the Borrower’s acquisition of Republic Companies, Inc. in April 2016).

21.

Republic Companies, Inc. Nonqualified Noncontributory Defined Benefit Pension Restoration Plan Deficit of $2.5 million (assumed in connection with the Borrower’s acquisition of Republic Companies, Inc. in April 2016).

22.

2.75% Convertible Senior Notes due 2044 in aggregate principal amount of $234,257,000, issued under an Indenture, dated December 21, 2011, as supplemented by the Fourth Supplemental Indenture, dated December 15, 2014, by and between the Borrower and The Bank of New York Trust Company, N.A.; provided that, notwithstanding anything in Section 6.01(b) to the contrary, (i)

Schedule 6.01

no Refinancing of such Indebtedness shall be permitted by Section 6.01(b) and (ii) no such Indebtedness shall be permitted by Section 6.01(b) 90 days after the Effective Date.

23.	Standard Chartered Irrevocable Standby Letter of Credit (777-02-0098048-L) in the amount of $75,000,000 issued in favor of Wesco Insurance Company, a Subsidiary of the Borrower.

24.

Guaranty, dated December 27, 2016, made by Borrower in favor of Standard Chartered Bank for the punctual payment of all obligations under the Standard Chartered Irrevocable Standby Letter of Credit (777-02-0098048-L) in the amount of $75,000,000 issued in favor of Wesco Insurance Company, a Subsidiary of the Borrower.

25.

The Borrower is obligated to pay a five-year earn-out to the sellers of First Nationwide Title Agency, Inc. pursuant to a securities purchase agreement, dated May 20, 2016, among the members of First Nationwide Title Agency LLC, Borrower and Steven Napolitano, as Seller Representative. The remaining amount of the earn-out is projected to be approximately $5.0 million in the aggregate.

26.

AmTrust International Limited, a Subsidiary of the Borrower, is obligated to pay contingent deferred purchase price over three years to the sellers of Arc Legal Assistance Limited pursuant to a share purchase agreement, dated July 14, 2016, between AmTrust International Limited and the sellers. The remaining amount of the deferred purchase price is expected to be £1.4 million in the aggregate.

27.

AmTrust North America, Inc., a Subsidiary of the Borrower, is obligated to pay a three-year earn-out to V3 Insurance Partners, LLC pursuant to a renewal rights and asset purchase agreement, dated September 7, 2016, by and between V3 Insurance Partners, LLC and AmTrust North America, Inc. The remaining earn-out amount is projected to be up to approximately $540,000 in the aggregate.

28.

AmTrust Europe Limited, a Subsidiary of the Borrower, is obligated to pay contingent deferred purchase price over three years to the sellers of Collegiate Limited pursuant to a share purchase agreement, dated November 16, 2016, between AmTrust Europe Limited and the sellers. As of June 30, 2018, the remaining amount of the deferred purchase price is £3.36 million in the aggregate.

29.

AmTrust International Limited, a Subsidiary of the Borrower, is obligated to pay contingent deferred purchase price over two years to the sellers of Dent Wizard Ventures Limited pursuant to a share purchase agreement, dated April 19, 2017, between AmTrust International Limited and the sellers. The remaining amount of the deferred purchase price is expected to be £0.6 million, in the aggregate.

30.

AmTrust North America, Inc., a Subsidiary of the Borrower, is obligated to pay a seven year earn-out to The Climate Corporation pursuant to an interest purchase agreement, dated July 31, 2015, between The Climate Corporation and AmTrust North America, Inc. The remaining amount of the earn-out is projected to be approximately $8.5 million in the aggregate.

31.

Letter of Credit and Reimbursement Agreement, dated as of September 29, 2017, between AmTrust International Insurance, Ltd., as Borrower, the Borrower, as Guarantor, and BMO Harris Bank N.A., as Lender and Sole Lead Arranger in the aggregate amount of $37,500,000.

32.

Guaranty provided by the Borrower of an Italian liability credit facility provided by Intesa Sanpaolo SPA in the amount of €32 million to allow AmTrust Europe Ltd. and AmTrust International Underwriters DAC, both Subsidiaries of the Borrower, to participate in Italian public tenders for insurance services.

Schedule 6.01

33.	Five-year secured loan agreement, dated April 6, 2016, between AmTrust Europe Limited, a Subsidiary of the Borrower, and Lloyds Bank PLC, in the aggregate amount of £7.5 million.

34.	Guarantee by AmTrust International Limited of overdraft facility from HSBC Bank plc in the amount of £320,000 in favor of Gadget Repair Solutions Limited, a Subsidiary of the Borrower.

35.	Overdraft facility from HSBC Bank plc in the amount of £320,000 in favor of Gadget Repair Solutions Limited, a Subsidiary of the Borrower.

36.

6.125% notes due 2023 in the aggregate principal amount of $250,000,000 issued pursuant to an Indenture dated as of December 21, 2011, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the second supplemental indenture, dated as of August 15, 2013, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee.

37.	U.S. Bank Irrevocable Standby Letter of Credit (SLCMMSP06347) in the amount of $50,000 issued in favor of the Commonwealth of Virginia.

38.

Floating rate surplus note of First Nonprofit Insurance Company in the aggregate amount of $1,500,000 due December 15, 2035 issued pursuant to an Indenture between First Nonprofit Insurance Company and Wilmington Trust Company dated December 15, 2005.

39.

Floating rate surplus note of First Nonprofit Insurance Company in the aggregate amount of $5,000,000 due June 17, 2034 issued pursuant to an Indenture between First Nonprofit Insurance Company and U.S. Bank National Association dated May 12, 2004.

40.

Promissory Note, dated August 29, 2014, in favor of KeyBank National Association, through its division Key Equipment Finance, in the principal amount of $12,100,000, for the purchase by the Borrower of an aircraft.

41.

Guarantee by the Borrower in favor of Maiden Insurance for the punctual performance and discharge of AII’s obligations arising under the Quota Share Reinsurance Agreement and the Loan Agreement between AII and Maiden Insurance (pursuant to Section 10.1 of the Master Agreement between the Borrower and Maiden Holdings, Ltd., dated July 3, 2007, as amended on September 17, 2007).

42.	Limited Guaranty, dated June 24, 2016, made by the Borrower in favor of 5 CP LLC, for the punctual payment of all base rent obligations under the lease between 5 CP LLC and AmTrust North America, Inc.

43.

Payment Guaranty of Lease, dated July 31, 2018, made by the Borrower in favor of Encore Cowan LLC, for the punctual payment of all lease payment obligations under the lease between Encore Cowan LLC and AmTrust North America, Inc.

44.

Guaranty of Lease, dated August 8, 2017, made by the Borrower in favor of NG 1835 Market Street LP, for the punctual payment of all obligations under the lease between NG 1835 Market Street LP and AmTrust North America, Inc.

45.	Guaranty of Lease, dated May 8, 2009, made by the Borrower in favor of Joseph V. Aprile, Daniel T. Aprile and Ronald D. Aprile, d/b/a Countryside Place Office Center, for the punctual payment of all

Schedule 6.01

obligations under the lease between Joseph V. Aprile, Daniel T. Aprile and Ronald D. Aprile d/b/a Countryside Place Office Center and the Borrower.

46.

Agreement for Lease among Dame Plaza Property Trading Designated Activity Company, AmTrust International Underwriters Designated Activity Company and the Borrower as the tenant’s Guarantor, pursuant to which the Borrower guaranteed the payment and performance of all obligations under the Agreement to Lease.

47.

Lease, dated June 1, 2011, among the Prudential Assurance Company Limited, AmTrust Management Services Limited and the Borrower, as Tenant’s guarantor, pursuant to which the Borrower guaranteed the payment and performance of all obligations under the Lease.

48.

Indebtedness of Persons consolidated on the balance sheet of the Borrower as a “Variable Interest Entity” or “Voting Interest Entity” under any guidance or interpretation issued by Financial Accounting Standards Boards of the United States of America (“FASB”), including Interpretation No. 46R (or any successor interpretations or amendments thereto as affected by any subsequent relevant pronouncements of the FASB or, if, and to the extent applicable, the SEC) in an aggregate principal estimated to be $150,000,000; provided that the satisfaction of such Indebtedness is limited to the property of such Person and its subsidiaries (except for customary exceptions for fraud, misapplication of funds, breach of representations and environmental indemnities).

49.

AmTrust Agriculture Insurance Services, LLC, a Subsidiary of the Borrower, is obligated to pay a three-year earn-out to Triangle General Agency, Inc. d/b/a Ag Armour pursuant to a renewal rights agreement, dated September 1, 2017, by and between AmTrust Agriculture Insurance Services, LLC and Triangle General Agency, Inc. The earn-out amount is projected to be at least $2,500,000 in the aggregate.

50.

Composite Legal Expenses Limited, a Subsidiary of the Borrower, is obligated to pay a one-year earn-out to General Legal Protection Limited pursuant to an agreement, dated December 20, 2017, by and between Composite Legal Expenses Limited and General Legal Protection Limited. The earn-out amount is projected to be at a maximum of £473,000 in the aggregate.

51.	Guaranty, dated September 1, 2017 by the Borrower in favor of JTB Center, LLC for payment of obligations under lease agreement between AmTrust North America, Inc. and JTB Center, LLC.

52.	Letter of Credit Application and Agreement, dated June 28, 2011, between Comerica Bank and Technology Insurance Company, Inc., a Subsidiary of the Borrower, in the amount of $75,000,000.

53.

Under the Stock Purchase Agreement, dated March 8, 2017 (as amended), among the Borrower, Technology Insurance Company, Inc. a Subsidiary of the Borrower, Wesco Insurance Company, a Subsidiary of the Borrower, William Bruce Pitcher and James G. Pitcher, the Borrower is obligated to pay a four-year earn-out solely in respect of any underwriting profit payment pursuant to Section 1.2(e) thereof. The remaining amount of the earn-out is projected to be approximately $6,000,000 in the aggregate.

Schedule 6.01

Schedule 6.02 – Existing Liens

1.	Pledge of cash to secure letters of credit permitted under Section 6.01.

2.

Lien in favor of RBS Asset Finance, Inc. securing the Borrower’s obligations under the Aircraft Security Agreement, dated August 29, 2014, between Borrower and KeyBank National Association, through its division Key Equipment Finance, in connection with the purchase of an aircraft.

3.	Cash Collateral Agreement, dated September 18, 2015, between 723 St. Nicholas Holdings LLC, a Subsidiary of the Borrower, and Signature Bank, in the amount of $216,900.

4.

Cash Collateral Pledge Agreement, dated as of May 23, 2018, between AmTrust International Insurance Ltd., a Subsidiary of the Borrower, in favor of Standard Chartered Bank in the amount of $75,000,000.

5.

Pledged deposit in the amount of RM750,000 to secure a Guarantee, dated February 3, 2016, between AmTrust Mobile Solutions Malaysia Sdn Bhd, a Subsidiary of the Borrower, and Malayan Banking Berhad in favor of Celcom Mobile Sdn Bhd.

6.	Security Agreement (MASTERCARD NON US TCAR), dated May 31, 2013, between AII and Travelex, Inc. providing a security interest over custodian accounts at The Bank of Nova Scotia Trust Company.

7.	Security Agreement (MASTERCARD US TCAR), dated May 31, 2013, between AII and Travelex, Inc. providing a security interest over a custodian account at The Bank of Nova Scotia Trust Company.

8.

Security Agreement (NON BRANDED AND BUFFER), dated May 31, 2013, between AmTrust International Insurance, Ltd. and Travelex, Inc. providing a security interest over a custodian account at The Bank of Nova Scotia Trust Company.

Paragraphs (6), (7) and (8) are included on condition that:

(a)	as at 22 November 2013, the Sterling Equivalent Amount of the minimum balance required to be held in the accounts referred to at (6), (7) and (8) does not exceed £41,000,000; and

(b)

from time to time the aggregate balance (using the exchange rates as at 22 November 2013) of the accounts referred to in (6), (7) and (8) shall not exceed 115% of the aggregate value as at 22 November 2013.

9.

The Liens encumbering the cash or investment assets of the Borrower that secure the reimbursement obligations of the Borrower under the letter of credit facility established by the Borrower as a result of the Permitted Majestic Acquisition (as defined in Schedule 6.04 below) for the sole purpose of complying with the deposit requirements of the State of California and the U.S. Department of Labor as security for the Borrower’s obligations to workers’ compensation and USL&H policyholders in connection with the business acquired by the Borrower pursuant to the Permitted Majestic Acquisition.

Schedule 6.02

Schedule 6.04 – Existing Investments

1.

Investment in National General Holdings Corp. (“NGHC”): During the three months ended March 31, 2010, the Borrower completed its strategic investment in NGHC. On June 9, 2017, the Borrower announced that it entered into agreements to sell 10,586 common shares of NGHC at a price of $20.00 per share (representing a discount of 8.3% to NGHC’s common stock closing market price on the Nasdaq Stock Exchange on June 8, 2017). The sale was completed through separate, privately negotiated purchase agreements with unaffiliated third parties. As a result of the transaction, the Borrower’s ownership interest in NGHC decreased from approximately 11.5% to approximately 1.6%.

2.	$2.5 million, five-year senior subordinated loan, dated September 8, 2015, from AmTrust International Limited to Finagra UK Limited.

3.	Borrower loan of $155,000 to Stoneblock Group LLC in connection with the purchase of building by 723 St. Nicholas Holdings LLC, a Subsidiary of the Borrower.

4.

Technology Insurance Company, Inc., a Subsidiary of the Borrower, loaned a principal amount of $3.5 million under a credit agreement, dated November 6, 2017, between Blue Ridge Mountain Resources, Inc., as borrower, HPS Investment Partners, LLC, as Administrative Agent, and various lenders. Technology Insurance Company, Inc.’s commitment was $7.0 million out of the total $50.0 million commitment from all lenders.

5.

A three-year, €205,000 loan to pre-acquisition shareholders of Car Care Plan Turkey Danışmanlık Anonim Şirketi by Car Care Plan Limited, a Subsidiary of the Borrower, to provide security to HSBC Bank A.Ş. so that HSBC would release personal guarantees provided by the pre-acquisition shareholders of DSSA for obligations of DSSA to Toyota (client) and Aksigorta (insurer). €85,000 of this loan has now been repaid.

6.

Loan Agreement, dated June 8, 2015, whereby AmTrust Europe Limited, a Subsidiary of the Borrower, loaned £100,000 to Taurus Insurance Services Limited to support an affinity agreement between Taurus and Debenhams Retail plc. The remaining balance as of June 30, 2018 is £1,705.

7.	Investment in North Dearborn Building Company, L.P., a limited partnership that owns an office building in Chicago, Illinois ($11.5 million).

8.	Investment in Illinois Center Building Company, L.P., a limited partnership that owns two office building complexes in Chicago, Illinois ($61.2 million).

9.	Debt investment in A-House Holdings ApS, a UK joint venture, and its Danish subsidiary, that indirectly own an investment in real estate property in Copenhagen, Denmark (DDK109.4 million).

10.	Investment in IL WHH24 Holdings LLC, a New York limited liability company that invests in real estate properties ($1 million).

11.	Investment in West 141 Holdings LLC, a New York limited liability company that invests in real estate properties ($7.9 million).

12.	Investment in WH Ventures LLC, a New York limited liability company that invests in real estate properties ($3.4 million).

Schedule 6.04

13.	Investment in Blumberg Capital IV, LP, a Delaware limited partnership investment vehicle ($2.1 million).

14.	Investment in Strategic Investors Fund VII, LP, a Delaware limited partnership investment vehicle ($3.5 million).

15.	Investment in Hanover Active Equity Fund LP, a Delaware limited partnership investment vehicle ($2.2 million).

16.	Investments in Trident III, LP, Trident IV, LP and Trident V, LP, each a Cayman Islands exempted limited partnership investment vehicle (total $3 million).

17.	Strategic Investment in HG Beacon II LLC, a Virginia limited liability company ($5.0 million).

18.	Strategic Investment in NJ Realty Partners, LLC, a Delaware limited liability company by AMT NJ Realty LLC ($1.8 million).

19.	Investments by Subsidiaries principally engaged in the business of litigation financing in the ordinary course of business in the aggregate amount of $190 million.

20.

The acquisition by the Borrower of the renewal rights to Majestic’s workers’ compensation insurance business in consideration, in part, of the assumption by the Borrower of all of Majestic’s liabilities under outstanding workers’ compensation insurance policies (including federal longshore and harbor workers’ compensation act (“USL&H”) policies) through a loss portfolio transfer and quota share reinsurance agreement by which the Borrower will receive from Majestic cash and invested assets in an amount equal to Majestic’s reserves for such liabilities, as adjusted in such agreement (the “Permitted Majestic Acquisition”). It is understood and agreed that, as required by law, a significant portion of Majestic’s assets to be received by the Borrower are on deposit with the State of California, other U.S. states and the U.S. Department of Labor as security for its obligations to workers’ compensation and USL&H policyholders and will continue to be on deposit following the consummation of the Permitted Majestic Acquisition.

21.	Strategic Investment of AMT Ventures Holdings LLC in CalVU Ltd., an Israeli company, in the amount of $250,000.

22.

Strategic Investment of €50,000 to acquire a 50% interest in the share capital of International Warranty Solutions GMBH, a joint venture between Car Care Plan (Holdings) Limited and Car-Garantie Versicherungs-Aktiengesellschaft. A further €300,000 loan from Car Care Plan (Holdings) Limited to International Warranty Solutions GMBH dated 18 May 2018 with maturity date of 31 May 2021.

23.	Investment in Tusk Venture Partners I, L.P., a Delaware limited partnership investment vehicle ($10.0 million).

24.	Investment in Tusk Venture Partners II, L.P., a Delaware limited partnership investment vehicle ($15.0 million).

25.	Investment in Tusk Ventures L SPV, L.P., a Delaware limited partnership investment vehicle ($765,000).

Schedule 6.04

26.	Investment in Tusk Ventures FD SPV II, L.P., a Delaware limited partnership investment vehicle ($5 million).

27.	Investment in Tusk Ventures Circle SPV LLC, a Delaware limited liability company investment vehicle ($1.0 million).

28.	Strategic investment in Sure, Inc., a Delaware corporation ($500,000).

29.	Strategic investment in MetroMile, Inc., a Delaware corporation ($3,500,000).

30.	Strategic investment in Farmobile, Inc., a Delaware corporation ($1,500,000).

31.	Strategic investment in option to purchase King Insurance Support System Inc. ($500,000).

32.	Strategic investment in Shift Technologies, Inc., a Delaware corporation ($500,000).

33.	Strategic joint venture debt investment in A-House Investments Limited, a corporation incorporated in England and Wales ($17 million).

Schedule 6.04

Schedule 6.08 – Transactions with Affiliates

1.

Transactions with Maiden Holdings, Ltd. and its subsidiaries (“Maiden”). Maiden is a publicly-held Bermuda insurance holding company formed by Michael Karfunkel, George Karfunkel and Barry Zyskind, principal stockholders, and, respectively, the Borrower’s former chairman of the board of directors, a director, and the Borrower’s current chairman, chief executive officer and president. As of June 30, 2018, two of our principal stockholders, Leah Karfunkel (one of the Borrower’s directors and co-trustee of the Michael Karfunkel Family 2005 Trust (the “Trust”)), and Barry Zyskind, owned or controlled approximately 8.2%, and 7.7%, respectively, of the issued and outstanding capital stock of Maiden. Mr. Zyskind serves as the non-executive chairman of the board of Maiden’s board of directors. Maiden Reinsurance Ltd. (“Maiden Reinsurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer.

a.

Reinsurance Agreements with Maiden: in 2007, the Borrower and Maiden entered into a master agreement, as amended, by which the parties caused AII and Maiden Reinsurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which AII retrocedes to Maiden Reinsurance certain lines of business assumed by AII from the Borrower’s U.S., Irish and U.K. (excluding Motors Insurance Company Limited, AMT Mortgage Insurance Limited and the Lloyd’s syndicates) insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of AmTrust Europe, Ltd. (“AEL”), net of commissions), an amount equal to 40% of the premium written by the AmTrust Ceding Insurers. AII also retrocedes 40% of the losses. Effective July 1, 2018, with respect to AEL only, AII assumes from AEL and AII retrocedes to Maiden Reinsurance an amount equal to 20% of AEL’s premium and 20% of related losses. Certain business that the Borrower commenced writing after the effective date of the Maiden Quota Share, including, among other lines, the Borrower’s European medical liability business discussed below and business assumed from Tower Group International, Ltd. pursuant to the cut-through quota share reinsurance agreement, is not ceded to Maiden Reinsurance under the Maiden Quota Share (ceded business defined as “Covered Business”).

b.

The Maiden Quota Share, as amended, further provides that AII receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business other than commercial package business, for which the ceding commission is 34.375%. With regards to the Specialty Program portion of Covered Business only, the Borrower will be responsible for ultimate net loss otherwise recoverable from Maiden Reinsurance to the extent that the loss ratio to Maiden Reinsurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95% (the “Specialty Program Loss Corridor”). For the purpose of determining whether the loss ratio falls within the Specialty Program Loss Corridor, workers’ compensation business written in the Borrower’s Specialty Program segment from July 1, 2007 through December 31, 2012 is excluded from the loss ratio calculation.

The Maiden Quota Share was renewed through June 30, 2019 and will automatically renew for another three-year term unless either the Borrower or Maiden Reinsurance notifies the other of its election not to renew on or before January 31, 2019.

c.	The Borrower, through its subsidiaries AEL and AmTrust International Underwriters DAC (“AIU”), has a reinsurance agreement with Maiden Reinsurance by which the

Schedule 6.08

Borrower cedes to Maiden Reinsurance 20% of its European medical liability business, including business in force at April 1, 2011.

The aforementioned agreement had an initial term of one year and was renewed through March 31, 2019. The agreement can be terminated at any April 1 by either party on four months’ prior written notice. Maiden Reinsurance pays the Borrower a five percent ceding commission, and the Borrower will earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%.

d.

Reinsurance Brokerage Agreement: The Borrower, through its subsidiary AII Reinsurance Broker Ltd. (“AIIRB”), has a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, AIIRB provides brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium.

e.

Asset Management Agreement: A Subsidiary of the Borrower manages the assets of certain of Maiden’s subsidiaries for an annual rate of .085% of the average aggregate value of the assets under management for the preceding quarter.

f.

The Maiden Debt: In conjunction with the Maiden Quota Share, as described above, the Borrower entered into a loan agreement with Maiden Reinsurance during the fourth quarter of 2007, whereby Maiden Reinsurance loaned to the Borrower the amount equal to AII’s quota share of the obligations of the AmTrust Ceding Insurers that AII was then obligated to secure. The loan matures on June 30, 2019.

g.

Effective December 1, 2008, AII and Maiden Reinsurance entered into a Reinsurer Trust Assets Collateral Agreement whereby Maiden Reinsurance is required to provide AII the assets required to secure Maiden’s proportional share of AII’s obligations to the AmTrust Ceding Insurers. In addition, pursuant to the quota share reinsurance agreement among AEL, AIU and Maiden Reinsurance for the Borrower’s European medical liability business, Maiden Reinsurance is required to provide AEL and AIU the assets required to secure AEL’s and AIU’s obligations.

2.	Investment in NGHC (see description on Schedule 6.04). In addition, in connection with the Borrower’s investment:

a.

On September 13, 2017, AmTrust North America, Inc. (“ANA”), a Subsidiary of the Borrower, sold to NGHC the personal lines policy management system that ANA had developed for NGHC, the related intellectual property, as well as a non-exclusive perpetual license to certain software programs NGHC may use in connection with the system. The total consideration payable by NGHC to ANA is $200 million, payable in three equal installments, with the only remaining payment payable upon the completion of the full separation and transfer of the system to NGHC’s operating environment or eighteen months, whichever is later. The Borrower has a perpetual license to use the system for its own internal purposes. For a limited period of time, ANA continues to provide NGHC printing, mailing and lockbox services under the same terms as these services were provided under the Master Services Agreement, dated February 22, 2012, between ANA and NGHC.

b.	The Borrower, through its subsidiary AmTrust Captive Solutions, subleases office space in Leudenlange, Luxembourg from National General Holdings Luxembourg, S.A., a

Schedule 6.08

wholly-owned subsidiary of NGHC. The sublease term is six years through the end of May 2019.

3.	ACP Re Loan.

4.

Lease of office space at 59 Maiden Lane in New York City: The Borrower leases 39,992 square feet of office space from Maiden Associates, LLC, an entity that is wholly-owned by entities controlled by Leah Karfunkel and George Karfunkel. The lease term is through May 2023.

5.

Lease of office space at 233 N. Michigan in Chicago: The Borrower leases 68,956 square feet of office space from IC 233 Building Company LLC, a wholly-owned subsidiary of Illinois Center Building Company, which is a limited partnership among the Borrower (37.5%), NGHC (37.5%), and ACP Re Ltd. (15%) as limited partners, and NA Advisors (10%) as the general partner. NA Advisors is managed by a third party and controlled by Leah Karfunkel. The lease term is through June 2026.

6.

The Borrower and NGHC each have a fifty percent interest in 800 Superior, LLC (“800 Superior”), which owns an office building in Cleveland, Ohio. The cost of the building was approximately $7,500,000. The Borrower was appointed managing member of 800 Superior. Additionally, NGHC leases approximately 156,000 square feet of the Cleveland office building. The lease period is for fifteen years (through 2027). Lastly, 800 Superior, the Borrower and NGHC participated together in the Permitted Tax Incentive Financing Transactions.

7.

The Borrower and NGHC each have a fifty percent interest in 4455 LBJ Freeway, LLC (“4455 LBJ”), which owns an office building in Dallas, Texas. The cost of the building was approximately $21,050,000. The Borrower was appointed managing member of 4455 LBJ. Additionally, a subsidiary of NGHC leases approximately 82,000 square feet of the Dallas office building. The lease period is for twelve years (through February 2028). Lastly, the Borrower and NGHC entered into a Contribution and Indemnification Agreement in connection with the secured financing for this building obtained by 4455 LBJ.

8.

Investment in North Dearborn Building Company, L.P., a limited partnership that owns an office building in Chicago, Illinois. NGHC is also a limited partner in North Dearborn Building Company, L.P., and the general partner is NA Advisors GP LLC (“NA Advisors”), an entity managed by an unrelated third party and controlled by Leah Karfunkel.

9.

Investment in Illinois Center Building Company, L.P., a limited partnership that owns two office building complexes in Chicago, Illinois. NGHC and ACP Re are also limited partners, and the general partner is NA Advisors, an entity managed by a third party and controlled by Leah Karfunkel.

10.

Use of Company Aircraft: The Borrower and its wholly-owned subsidiary, AmTrust Underwriters, Inc. (“AUI”), are party to an aircraft time share agreement with Maiden. The agreement provides for payment to the Borrower or AUI for usage of their respective company-owned aircraft and covers actual expenses incurred and permissible under federal aviation regulations. Such expenses include, among others, travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hanger fees, and airport taxes. Neither the Borrower nor AUI charge Maiden for the fixed costs that would be incurred in any event to operate the aircraft (for example, aircraft purchase costs, insurance and flight crew salaries).

Schedule 6.08

In addition, for personal travel, Mr. Zyskind, the Borrower’s Chairman, President and Chief Executive Officer, and Leah Karfunkel, a Director, have each entered into an aircraft reimbursement agreement with AUI and with the Borrower, and since entering into such agreements, have fully reimbursed AUI or the Borrower for the incremental cost billed by AUI or the Borrower for their personal use of AUI’s or the Borrower’s aircraft.

Schedule 6.08

Schedule 6.09 – Restrictions

1.

Existing Debentures, Permitted Non-Recourse Secured Debt, Existing Indentures, Maiden Debt, Permitted Qualifying Subordinated Indebtedness, Permitted Convertible Notes, Permitted Tax Incentive Financing Transactions and Existing Guarantees.

2.

Indenture, dated as of December 21, 2011, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of December 21, 2011, as further supplemented by the Second Supplemental Indenture, dated as of August 15, 2013, as further supplemented by the Third Supplemental Indenture, dated as of December 10, 2014, as further supplemented by the Fourth Supplemental Indenture, dated as of December 15, 2014, as further supplemented by the Fifth Supplemental Indenture, dated as of June 18, 2015, as further supplemented by Sixth Supplemental Indenture, dated as of September 16, 2015, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee.

3.

Credit Facility Agreement, dated as of November 8, 2018, by and between the Borrower, AmTrust International Insurance, Ltd, ING Bank N.V., London Branch, as Agent, and the other parties from time to time party thereto.

4.

Indemnification Agreement, dated May 9, 2016, entered into by the Borrower in favor of Genworth Holdings, Inc. pursuant to which the Borrower indemnifies Genworth from and against all losses that Genworth may suffer under certain parent guarantees previously issued by Genworth Holdings, Inc. for the due and punctual payment” of all “valid claims due and payable under all insurance policies” issued by Genworth Financial Mortgage Insurance Limited.

5.	Each definitive agreement governing the Indebtedness set forth on Schedule 6.01.

Schedule 6.09

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date set forth below (for purposes of this Assignment and Assumption, the “Effective Date”) (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	AmTrust Financial Services, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of November 29, 2018 among AmTrust Financial Services, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Class of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	[Revolving/Term]	%
$	$	[Revolving/Term]	%
$	$	[Revolving/Term]	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Title:

[Consented to:][3]

AMTRUST FINANCIAL SERVICES, INC.

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.      Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent Financials delivered, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement or any other Lender and their respective Related Parties, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and

Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

RESERVED

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of November 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.19 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such a tranche;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the aggregate Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.19; and

WHEREAS, pursuant to Section 2.19 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.        The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[__________], thereby making the aggregate amount of its total Revolving Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].

2.        The Borrower hereby represents and warrants that (A) the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof (except, in the case of any such representation which expressly relates to a given date or period, such representation and warranty is true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation qualified by or subject to “material adverse effect,” “material adverse change” or similar term or qualification is true and correct in all respects (after giving effect to any such qualification or materiality threshold) and (B) no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.        Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.        This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.        This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first
written above:

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of November 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.19 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.        The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].

2.        The undersigned Augmenting Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to become a Lender, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its [Revolving Commitment][Incremental Term Loan], shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent Financials delivered, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement and to provide its [Revolving Commitment][Incremental Term Loan] on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement or any other Lender and their respective Related Parties, and (v) attached to this Supplemental is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned Augmenting Lender; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger of the credit facilities evidenced by the Credit Agreement or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender [and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto].

3.        The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[___________]

4.        The Borrower hereby represents and warrants that (A) the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof (except, in the case of any such representation which expressly relates to a given date or period, such representation and warranty is true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation qualified by or subject to “material adverse effect,” “material adverse change” or similar term or qualification is true and correct in all respects (after giving effect to any such qualification or materiality threshold) and (B) no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.        Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.        This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.        This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first
written above:

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT E-1

LIST OF CLOSING DOCUMENTS

AMTRUST FINANCIAL SERVICES, INC.

CREDIT FACILITIES

November 29, 2018

LIST OF CLOSING DOCUMENTS4

A.    LOAN DOCUMENTS

1.

Credit Agreement (the “Credit Agreement”) by and among AmTrust Financial Services, Inc., a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrower from the Revolving Lenders in an initial aggregate principal amount of $400,000,000 and a term loan facility to the Borrower from the Term Lenders in an initial aggregate principal amount of $350,000,000.

SCHEDULES

Schedule 1.01(a)	–	Permitted Tax Incentive Financing Transactions
Schedule 2.01A	–	Commitments
Schedule 2.01B	–	Letter of Credit Commitments
Schedule 2.05	–	Existing Letters of Credit
Schedule 3.06	–	Litigation
Schedule 3.15	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.08	–	Transactions with Affiliates
Schedule 6.09	–	Restrictions

EXHIBITS

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Reserved
Exhibit C	–	Form of Increasing Lender Supplement
Exhibit D	–	Form of Augmenting Lender Supplement
Exhibit E-1	–	List of Closing Documents
Exhibit E-2	–	Form of Solvency Certificate
Exhibit F-1	–	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit F-2	–	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit F-3	–	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit F-4	–	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit G-1	–	Form of Borrowing Request

[4]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

Exhibit G-2	–	Form of Interest Election Request
Exhibit H-1	–	Form of Term Note
Exhibit H-2	–	Form of Revolving Note
Exhibit I	–	Form of Beneficial Ownership Certificate

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.09(e) of the Credit Agreement.

B.      CORPORATE DOCUMENTS

3.

Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents, and authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

4.	Good Standing Certificate for the Borrower from the Secretary of State of the jurisdiction of its organization.

C.      OPINIONS

5.	Opinion of Sidley Austin LLP, counsel for the Borrower.

D.      CLOSING CERTIFICATES AND MISCELLANEOUS

6.

A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the Specified Representations and the Specified Merger Representations are true and correct in all material respects as of the Effective Date (except, in the case of any such representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation qualified by or subject to “material adverse effect,” “material adverse change” or similar term or qualification is true and correct in all respects (after giving effect to any such qualification or materiality threshold) and (ii) no Default or Event of Default has occurred and is then continuing.

7.	A Solvency Certificate in the form of Exhibit E-2 to the Credit Agreement.

EXHIBIT E-2

FORM OF SOLVENCY CERTIFICATE

[                    ], 20[    ]

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(e) of the Credit Agreement (the “Credit Agreement”), dated as of November 29, 2018, among AmTrust Financial Services, Inc. (the “Company”), the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [                    ], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the debt (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer

EXHIBIT F-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

10 South Dearborn Street, 7th Floor

Chicago, Illinois 60603

Attention: Teresita Siao

Facsimile: (888) 266-8058

With a copy to:

270 Park Avenue, 41st Floor

New York, New York 10017

Attention: Hector Varona

Facsimile: (646) 534-2235

Re: AmTrust Financial Services, Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The requested Borrowing is in respect of [the Revolving Commitment][the Term Loan Commitment].

2.	Aggregate principal amount of Borrowing:[1]

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurodollar):

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[2]

[1]	Not less than applicable amounts specified in Section 2.02(c).

[2]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

6.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

[Signature Page Follows]

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01][4.02][4.03]1 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

AMTRUST FINANCIAL SERVICES, INC., as the Borrower

By:
Name:
Title:

1 Include as applicable.

EXHIBIT G-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

10 South Dearborn

Chicago, Illinois 60603

Attention: Teresita Siao

Facsimile: (888) 266-8058

Re: AmTrust Financial Services, Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of November 29, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmTrust Financial Services, Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.07 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such [conversion][continuation] requested hereby:

1.	List date, Type, Class, principal amount and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurodollar):

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[1]

[Signature Page Follows]

[1]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours,

AMTRUST FINANCIAL SERVICES, INC., as Borrower

By:
Name:
Title:

EXHIBIT H-1

[FORM OF]

TERM NOTE

[                    ], 20[    ]

[FOR] VALUE RECEIVED, the undersigned, AMTRUST FINANCIAL SERVICES, INC., a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below) on the Maturity Date, on such earlier date as may be required by the terms of the Credit Agreement or on such later date if the Maturity Date is extended in accordance with of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan made to it from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Term Loan, and upon each payment or prepayment of principal of each Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Term Loan, the respective Interest Period thereof (in the case of Eurodollar Term Loans) or the amount of principal paid or prepaid with respect to such Term Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

This Term Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of November 29, 2018 by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding such Lender’s Term Loan Commitment, the indebtedness of the Borrower resulting from each such Term Loan to it being evidenced by this Term Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Term Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower’s successors and assigns shall include, a receiver, trustee or debtor in possession of or for the Borrower.

This Term Note shall be construed in accordance with and governed by the law of the State of New York.

*****

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:
Title:

Term Note

SCHEDULE OF TERM LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Term Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT H-2

[FORM OF]

REVOLVING NOTE

[                    ], 20[    ]

[FOR] VALUE RECEIVED, the undersigned, AMTRUST FINANCIAL SERVICES, INC., a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below) on the Maturity Date, on such earlier date as may be required by the terms of the Credit Agreement or on such later date if the Maturity Date is extended in accordance with of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Revolving Loan, the respective Interest Period thereof (in the case of Eurodollar Revolving Loans) or the amount of principal paid or prepaid with respect to such Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

This Revolving Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of November 29, 2018 by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Commitment, the indebtedness of the Borrower resulting from each such Revolving Loan to it being evidenced by this Revolving Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Revolving Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Revolving Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower’s successors and assigns shall include, a receiver, trustee or debtor in possession of or for the Borrower.

This Revolving Note shall be construed in accordance with and governed by the law of the State of New York.

*****

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:
Title:

Revolving Note

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Revolving Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT I

FORM OF BENEFICIAL OWNERSHIP CERTIFICATE

CERTIFICATION REGARDING BENEFICIAL OWNERS

OF LEGAL ENTITY CUSTOMERS

I. GENERAL	INSTRUCTIONS

What is this form?

To help the U.S. government fight financial crime, federal regulation requires certain financial institutions to obtain, verify, and record information about the beneficial owners of legal entity customers. Legal entities can be abused to disguise involvement in terrorist financing, money laundering, tax evasion, corruption, fraud, and other financial crimes. Requiring the disclosure of key individuals who own or control a legal entity (i.e., the beneficial owners) helps U.S. law enforcement investigate and prosecute these crimes.

Who has to complete this form?

This form must be completed by the person opening a new account on behalf of a legal entity with a bank, a broker or dealer in securities, or certain other types of U.S. financial institution, and the form must be completed at the time each new account is opened. For these purposes, opening a new account includes establishing a formal relationship with a broker-dealer or lender to effect transactions in securities or for the extension of credit.

For the purposes of this form, a legal entity includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed in the United States or any other country. Legal entity does not include sole proprietorships, unincorporated associations, or natural persons opening accounts on their own behalf.

What information do I have to provide?

This form requires you to provide the name, address, date of birth and Social Security number (or passport number or other similar information, in the case of non-U.S. persons) for the following individuals (i.e., the “beneficial owners”):

(i)

A single individual with significant responsibility for managing the legal entity customer (e.g., a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, or Treasurer); and

(ii)

Each individual, if any, who owns, directly or indirectly, 10% or more of the equity interests of the legal entity customer (e.g., each natural person who owns 10% or more of the shares of a corporation).

The number of individuals that satisfy this definition of “beneficial owner” may vary. Under section (i), only one individual needs to be identified. Under section (ii), depending on the factual circumstances, up to four individuals (but as few as zero) may need to be identified. It is possible that in some circumstances the same individual might be identified under both sections (e.g., the President of Acme, Inc. who also holds a 30% equity interest). Thus, a completed form will contain the identifying information of at least one individual (under section (i)), and up to five individuals (i.e., one individual under section (i) and four 10% equity holders under section (ii)).

This form also requires you to provide copies of (1) the legal formation document for each legal entity (i.e., the issuer, borrower, or selling securityholder) listed on this form (e.g., Certificate of Incorporation, LLC Agreement, Partnership Agreement, etc.), and (2) a driver’s license, passport or other identifying document for each beneficial owner listed on this form.

II. EXCLUSIONS	(IF APPLICABLE)

If you believe the legal entity listed in Section III, paragraph (b) below falls under an express exclusion from the “legal entity customer” definition under 31 C.F.R. §1010.230(e)(2), please check the box below and identify the applicable exclusion:

☐	An exclusion applies to the legal entity identified in paragraph (b) of Section III below.

    Applicable exclusion: ________________________________________________

If the box above is checked, please skip paragraphs (c) and (d) of Section III below.

III. IDENTIFICATION	OF BENEFICIAL OWNER(S)

For the benefit of each of the financial institutions involved in the applicable sale of securities or extension of credit for which this certification is provided, the following information is hereby provided on behalf of the Issuer/Borrower/Selling Securityholder legal entity customer listed below:

a.	Individual Opening Account. Name and Title of Natural Person Opening Account and Completing Certification on Behalf of Legal Entity Customer:

b.	Legal Entity Customer. Name, Type, and Principal Business Address of Issuer/Borrower/Selling Securityholder Legal Entity Customer for Which the Account is Being Opened:

Please attach a copy of the legal formation document for each legal entity listed above (e.g., Certificate of Incorporation, LLC Agreement, Partnership Agreement, etc.).

c.	Control Prong. The following information for one individual with significant responsibility for managing the Issuer/Borrower/Selling Securityholder legal entity customer listed above, such as:

☐	An executive officer or senior manager (e.g., Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, Treasurer); or

☐	Any other individual who regularly performs similar functions.

Name/Title	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Social Security Number, Passport Number and Country of Issuance, or other similar identification number[1]

Please attach copies of a driver’s license, passport or other identifying document for each individual listed above.

[1]

In lieu of a passport number, non-U.S. persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

d.

Ownership/Equity Prong. The following information for each individual, if any, who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, owns 10% or more of the equity interests of the Issuer/Borrower/Selling Securityholder legal entity customer listed above:

Name	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Social Security Number, Passport Number and Country of Issuance, or other similar identification number[2]

(If appropriate, an individual listed under section (c) above may also be listed in this section (d)).

Please attach copies of a driver’s license, passport or other identifying document for each individual listed above.

☐	Equity Owner Not Applicable (Please check this box if there is no individual who owns 10% or more of the equity interest of the legal entity listed above.)

[2]

In lieu of a passport number, non-U.S. persons may also provide a Social Security Number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

IV.    ACKNOWLEDGEMENT; SIGNATURE

I, _______________________________, in my capacity as _______________________________ of the Issuer/Borrower/Selling Securityholder listed above and not in my individual capacity, hereby:

(a) acknowledge and authorize on behalf of the Issuer/Borrower/Selling Securityholder and each beneficial owner identified in paragraphs (c) and (d) of Section III above that this certification and the attachments hereto may be provided to each of the financial institutions involved in the applicable sale of securities or extension of credit;

(b) agree on behalf of the Issuer/Borrower/Selling Securityholder identified above, from the date hereof until the closing of the applicable sale of securities or the termination of the agreement providing for the applicable extension of credit, as the case may be, to notify each of the financial institutions involved in such transaction of any change in the information provided herein that would result in a change to the list of beneficial owners identified in paragraph (c) or (d) of Section III above;

(c) agree on behalf of the Issuer/Borrower/Selling Securityholder identified above, upon request by or on behalf of the financial institutions involved in the applicable sale of securities or extension of credit, to provide documentation supporting any applicable exclusion identified in Section II above; and

(d) certify, to the best of my knowledge, that the information provided above is complete and correct.

Signature: ____________________________________________________________ Date: _________________________

Legal Entity Identifier _________________ (Optional)